UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Exchange Act of 1934

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting of Stockholders

Thursday, June 2, 2016

8:00 a.m. local time,

5501 Headquarters Drive, Plano, Texas 75024

The 2016 Annual Meeting of Stockholders of Rent-A-Center, Inc. will be held on Thursday, June 2, 2016, at 8:00 a.m. local time, at the Rent-A-Center, Inc. Field Support Center, which is located, along with our principal executive offices, at 5501 Headquarters Drive, Plano, Texas 75024, for the following purposes:

1.	To elect the two Class I directors nominated by the Board of Directors;

2.	To ratify the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2015, as set forth in the proxy statement;

4.	To approve the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan; and

5.	To transact other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 4, 2016, are entitled to receive notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

Under rules approved by the Securities and Exchange Commission, we are furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each registered stockholder. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to registered stockholders and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). The Notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

Your vote is important, and whether or not you plan to attend the annual meeting, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail (if you received paper copies of the proxy materials). Instructions regarding all three methods of voting are included in the Notice, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of Rent-A-Center.

By order of the Board of Directors,

Dawn M. Wolverton

Vice President – Assistant General Counsel and Secretary

April 18, 2016

Plano, Texas

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc., on behalf of its Board of Directors (the “Board”), for the 2016 Annual Meeting of Stockholders. This proxy statement and related proxy materials are being made available on the Internet and mailed to our registered stockholders on or about April 18, 2016.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For information regarding our 2015 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2015. Page references are supplied to help you find further information in this proxy statement.

Meeting Information

Date & Time: 8:00 a.m. Central time on Thursday, June 2, 2016

Location: Rent-A-Center, Inc. Field Support Center, 5501 Headquarters Drive, Plano, Texas 75024

Eligibility to Vote: You can vote if you were a stockholder of record at the close of business on April 4, 2016 (see page 3 for information on how to vote)

Voting matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	5
Ratification of Auditors	FOR	15
Advisory Vote on Executive Compensation	FOR	40
Approve 2016 Long-Term Incentive Plan	FOR	40

Board Nominees (page 5)

The following table provides summary information about each director who is nominated for election at the 2016 annual meeting. Each director nominee will serve a three year term expiring at the 2019 annual meeting of stockholders and until their successors are elected and qualified. Information regarding our directors whose terms continue past this year’s stockholder meeting begins on page 6.

Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Public Company Boards
Robert D. Davis	44	2013	• Chief Executive Officer and former Chief Financial Officer • over 20 years Company experience		N/A	N/A
Steven L. Pepper	53	2013	• International • Multi-unit management • Franchise operations	X	Audit & Risk; Finance (Chair)	N/A

Executive Compensation

Principles (page 18)

We generally target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;
•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

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•	annual incentive compensation, which is paid in cash and is focused on two metrics – profitability and revenue;

•	long-term incentive compensation, which consists of stock options which vest ratably over four years beginning on the first anniversary of the date of grant, restricted stock units which cliff vest after three years, and performance stock units which vest based solely on a relative total shareholder return metric over a three-year measurement period;

•	double trigger severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

Relative Total Shareholder Return (page 25)

Our Compensation Committee has adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units pursuant to our long-term incentive compensation program.

Stock Ownership Guidelines (pages 11 and 27)

We believe that our Board and our management should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our directors, as well as our Chief Executive Officer are subject to equity interest guidelines as described on pages 11 and 27, respectively. In addition, our insider trading policy prohibits our directors and executive officers from engaging in hedging or other derivative transactions involving our common stock. We also do not allow shares of our common stock owned by any of our directors or named executive officers to be pledged.

Clawback Policy (page 27)

Our Board has adopted a clawback policy applicable to our executive officers as described on page 27.

Pay for Performance (page 18)

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2015 annual cash incentive program, the EBITDA goal was achieved at 85.5% of target, which resulted in a 25% payout of the 75% of the target bonus amounts attributable to the EBITDA target (see the payout schedule below), and the revenue goal was achieved at 98.9% of target, which resulted in a 75% payout of the 25% of the target bonus amounts attributable to the revenue target (see the payout schedule below).

We failed to achieve more than 80% of the three-year EBITDA target established in connection with the grant in 2013 of performance-based restricted stock units pursuant to our long-term incentive compensation program. Accordingly, none of the performance-based restricted stock units granted as part of the 2013 long-term incentive compensation awards was earned and no shares were issued to our named executive officers pursuant to such awards.

In 2015, our Compensation Committee adopted relative total shareholder return as the performance metric with respect to performance-based restricted stock units granted pursuant to our long-term incentive compensation program, rather than the EBITDA metric historically used. In connection with this change, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative total stockholder return as compared to the S&P 1500 Specialty Retail Index over a one-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the one-year period ending December 31, 2015, ranked below the 25th percentile, which resulted in no shares vesting.

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QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available on the Internet, in addition to mailing a printed copy of these materials to our registered stockholders. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, please follow the instructions for requesting printed copies included in the Notice. The Notice also contains instructions on how to access and review all of the important information contained in the proxy materials provided on the Internet, including how you may submit your proxy by telephone or over the Internet.

Who may vote?

Stockholders of record as of the close of business on April 4, 2016, the record date for the annual meeting, may vote at the meeting. Each share of common stock entitles the holder to one vote per share. As of February 22, 2016, there were 53,091,850 shares of our common stock outstanding.

What constitutes a quorum?

The holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists.

How do I vote?

You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

•	by mail – if you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the proxy card in the enclosed envelope;

•	on the Internet, by visiting the website shown on the Notice or the proxy card and following the instructions; or

•	by telephone, by calling the toll-free telephone number shown on the Notice or the proxy card and following the instructions.

How will the proxies be voted?

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” each of the Board’s nominees for Class I director;

•	“FOR” the ratification of the Audit & Risk Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2016;

•	“FOR” the resolution approving the compensation of the named executive officers for the year ended December 31, 2015, as set forth in the proxy statement; and
•	“FOR” the approval of the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan.

The proxy holders will use their discretion on any other matters that properly come before the meeting. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above. If you are voting on the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern time on June 1, 2016, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 11:59 p.m., Eastern time, on May 31, 2016.

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QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING AND VOTING PROCEDURES

How may I revoke my proxy?

You may revoke your proxy at any time before or at the annual meeting (in each case, before the vote at the annual meeting) by:

•	Delivering a signed, written revocation letter, dated later than the proxy, to Dawn M. Wolverton, Vice President – Assistant General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;
•	Delivering a signed proxy, dated later than the first one, to Alliance Advisors, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003;

•	Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone; or

•	Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

How many votes must each proposal receive to be adopted?

Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

A majority of the votes cast is required to ratify KPMG as our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify KPMG.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation and the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” the advisory resolution on executive compensation and the approval of the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists.

Your bank or broker is not permitted to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of directors, or with respect to Proposal 3 (advisory vote on executive compensation) and Proposal 4 (approval of the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan). To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Who is soliciting this proxy?

The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic mail or personal interview. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We have engaged

Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $8,000 for its proxy solicitation services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters in an amount not to exceed $2,000.

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PROPOSAL ONE:	ELECTION OF DIRECTORS

What is the organizational structure of the Board?

The number of directors currently constituting our entire Board is nine. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

How many directors are to be elected?

Two Class I directors are to be elected by our stockholders. Paula Stern, Ph.D., currently serving as a Class I director, is not standing for re-election and her term will end at the 2016 Annual Meeting of Stockholders.

Who are the board nominees?

Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Robert D. Davis and Steven L. Pepper to be elected as Class I directors by the stockholders. Each of Mr. Davis and Mr. Pepper has agreed to stand for election. However, should either of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that either of Messrs. Davis or Pepper will be unable or unwilling to serve if elected, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.

We urge you to vote “FOR” each of Mr. Davis and Mr. Pepper

Robert D. Davis Chief Executive Officer and Director Age: 44 Director Since: 2013 Committees Served: None

Mr. Davis was named our Chief Executive Officer effective as of February 1, 2014, after previously serving as our Executive Vice President – Finance since February 2008, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1999 until February 2008, Mr. Davis served as our Senior Vice President – Finance. From September 1998 until September 1999, Mr. Davis served as our Vice President – Finance and Treasurer. Mr. Davis began his employment with us in 1993.

With over 20 years of experience with the Company, including 15 as Chief Financial Officer, Mr. Davis has an intimate knowledge of our operations and financial position that is a vital component of our Board discussions. We believe Mr. Davis’ service as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Steven L. Pepper Independent Director Age: 53 Director Since: 2013 Committees Served: Audit & Risk; Finance (Chair)

In 2011, Mr. Pepper retired as President of Yum Brands Mexico, a position he had held since 2001. Over the course of his twenty-year career with Yum, Mr. Pepper was responsible for the company’s businesses in Europe, Africa and Brazil, as well as serving in key financial positions in the United States and Latin America. From 2006 to 2011, Mr. Pepper was also a member of Yum’s Partners Council, a leadership group comprised of the company’s twenty top executives. Since retiring from Yum, Mr. Pepper has served as an advisor to a number of private equity groups regarding investments in Latin America. Mr. Pepper also serves on the Advisory Board of Colombia’s leading diversified restaurant and food services company, a division of Grupo Nutresa.

Mr. Pepper’s experience in oversight responsibility for international operations and expansion, particularly in Mexico, is critical to the Board’s consideration of our international operations. In addition, Mr. Pepper possesses particular knowledge and experience in a variety of areas, including accounting and financial matters, franchise operations, marketing, international markets, and global market entry that strengthens the Board’s collective knowledge, capabilities and experience.

Our Board of Directors recommends that you vote “FOR” each of the Board nominees.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Who are the continuing members of the Board?

The terms of the following six members of our Board will continue past this year’s stockholder meeting.

Term to Expire at the 2017 Annual Meeting:

Mark E. Speese Chairman of the Board; former Chief Executive Officer Age: 58 Director Since: 1990 Committees Served: Finance

Mr. Speese has served as our Chairman of the Board since October 2001, as our Chief Executive Officer from October 2001 until January 2014, and as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

As a founder of our company, Mr. Speese brings leadership, tremendous knowledge of our business as well as the rent-to-own industry, extensive operations experience, and his strategic vision for our company to the Board. We believe Mr. Speese’s service as our Chairman and his previous tenure as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Jeffery M. Jackson Independent Director Age: 60 Director Since: 2007 Committees Served: Audit & Risk (Chair); Finance

Mr. Jackson is Managing Director of Thayer Ventures, a venture capital company investing in technology companies that serve the travel and hospitality industries. Mr. Jackson served as the Executive Vice President – Corporate Business Development of Sabre Holdings, Inc., a travel technology company, from August 2009 to March 2012, and previously served as its Executive Vice President – Chief Financial Officer from 1998 to August 2009. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson also serves as a director of tripBAM, Inc., ID90T, Inc., Booking Pal, Inc., Options Away, Inc. and Traxo, Inc.

Mr. Jackson brings financial expertise to our Board, including through his prior experience as Chief Financial Officer of Sabre as well as his service as chairman of our Audit & Risk Committee. In addition, Mr. Jackson brings strong accounting and financial skills important to the oversight of our financial reporting, significant transactions, and enterprise and operational risk management.

Leonard H. Roberts Independent Director Age: 67 Director Since: 2006 Committees Served: Compensation (Chair); Finance

Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is currently a director of J.C. Penney, Inc. and Texas Health Resources.

We believe that Mr. Roberts’ experience as a former Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board. We also believe that Mr. Roberts’ background as a board chairman brings significant corporate governance knowledge, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Term to Expire at the 2018 Annual Meeting:

Michael J. Gade Independent Director Age: 64 Director Since: 2005 Committees Served: Compensation; Nominating & Corporate Governance (chair)

Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. Mr. Gade also serves as a strategic advisor to The Boston Consulting Group. A founding partner of Challance Group, LLP, Mr. Gade has over 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade also serves on the Board of Directors of MFRI, Inc. and The Crane Group.

We believe that Mr. Gade’s significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.

Rishi Garg Independent Director Age: 38 Director Since: 2016 Committees Served: None

Mr. Garg brings over fifteen years of experience in the technology sector. Mr. Garg most recently served as Vice President of Corporate Development and Strategy at Twitter, Inc. from May 2014 to July 2015. Earlier, Mr. Garg served as the Head of Corporate Development at Square, Inc. from 2012 to May 2014, and co-founder and Vice President, Business Development at FanSnap from 2007 to December 2011.

We believe Mr. Garg’s strong background and experience in technology-enabled services, emerging financial technology, and digital media will provide an important perspective to our board as we continue to expand our own technology and e-commerce initiatives.

J. V. Lentell Independent Director Age: 77 Director Since: 1995 Committees Served: Nominating & Corporate Governance; Compensation; Audit & Risk

Mr. Lentell served as our Lead Director from April 2009 until January 2014. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993.

During his 20 year tenure on our Board, including as our Lead Director from April 2009 until January 2014, Mr. Lentell has provided demonstrated leadership to our Board. Mr. Lentell’s service on all Board committees during some period of that time provides him with a deep understanding of the Company and its growth history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Lentell has extensive knowledge of the capital markets and finance issues from his over 50 years of experience in the banking industry which we believe is important to the Board’s discussions of our capital and liquidity needs. Further, Mr. Lentell’s experience as a board member of various private companies and civic and charitable organizations, including service on the audit, finance, compensation and governance committees of such organizations (in some cases as the chairman), provides our Board and committees with significant insight into compensation, governance and risk management issues.

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BOARD INFORMATION

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2016, each of our non-employee directors completed a questionnaire which inquired as to their (and those of their immediate family members) relationship with us and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2016, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Rishi Garg, Jeffery M. Jackson, J.V. Lentell, Steven L. Pepper, Leonard H. Roberts, and Paula Stern, Ph.D. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
Michael J. Gade	Yes	None
Rishi Garg	Yes	None
Jeffery M. Jackson	Yes	None
J.V. Lentell	Yes	Our banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	None
Steven L. Pepper	Yes	None
Paula Stern, Ph.D.	Yes	None

Board Leadership Structure

Our Board separates the roles of Chairman and Chief Executive Officer. Mr. Speese serves as Chairman and Mr. Davis as our Chief Executive Officer. The Board believes that the separation of the roles of Chairman and Chief Executive Officer at this time is appropriate in light of Mr. Davis’ tenure as Chief Executive Officer and is in the best interests of the Company’s stockholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing our growth initiatives and supervising our day-to-day business operations. Our Board believes that Mr. Speese is best situated to serve as Chairman because, as a founder of our company, he is the director most familiar with our business and the rent-to-own industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Speese works closely with Mr. Davis to set the agenda for Board meetings and to facilitate information flow between the Board and management.

Our Board will review its determination to separate the roles of Chairman and Chief Executive Officer periodically or as circumstances and events may require.

Board Meetings; Executive Session

During 2015, our Board met 11 times, including regularly scheduled and special meetings. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.

Our independent directors meet in executive session at each in-person meeting of the Board. Mr. Gade presides over such executive sessions.

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BOARD INFORMATION

Role of the Board in Risk Oversight

Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

Board Committees

The standing committees of the Board during 2015 included the Audit & Risk Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Finance Committee. Each of the standing committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit & Risk Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the SEC or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally, and (6) our risk management practices. The Audit & Risk Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit & Risk Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our code of ethics. In addition, the Audit & Risk Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our independent auditors).

The Board has adopted a charter for the Audit & Risk Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit & Risk Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2015, the Audit & Risk Committee held 12 meetings. All members of the Audit & Risk Committee are “independent” under SEC and Nasdaq rules. In addition, the Board has determined that each of Mr. Jackson and Mr. Pepper is an “audit committee financial expert” as defined by SEC rules and Mr. Lentell meets the financial sophistication requirements of Nasdaq. Members: Mr. Jackson, Chairman, Mr. Lentell and Mr. Pepper.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Financial Officer, and each of our Executive Vice Presidents, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis –Compensation Process” beginning on page 19 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See “Compensation

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DIRECTOR COMPENSATION

Discussion and Analysis – Compensation Process” beginning on page 19 of this proxy statement. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.

The Compensation Committee held four meetings in 2015, and acted by unanimous written consent once. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Lentell and Mr. Gade.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. In addition, the Nominating and Corporate Governance Committee directs the succession planning efforts for the Chief Executive Officer and reviews management’s succession planning process with respect to our other senior executive officers.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the

“Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2015, the Nominating and Corporate Governance Committee held five meetings. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. Members: Mr. Gade, Chairman, Mr. Lentell and Dr. Stern.

The Finance Committee assists the Board in fulfilling its responsibilities by reviewing and advising the Board with respect to the financial policies, capital structure and operating plans that support our mission, values and critical growth initiatives.

The Board has adopted a written charter for the Finance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Finance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2015, the Finance Committee held nine meetings. A majority of the members of the Finance Committee must be independent. Members: Mr. Pepper, Chairman, Mr. Jackson, Mr. Roberts and Mr. Speese.

DIRECTOR COMPENSATION

Cash Compensation

During 2015, each non-employee director received an annual retainer of $50,000. Additionally, each non-employee director receives $2,500 for each Board meeting attended in person and is reimbursed for his or her expenses in attending such meetings. In addition to such compensation, additional annual retainers are paid as follows:

Position	Annual Retainer
Chairman of the Board	$125,000
Chairperson of the Audit & Risk Committee	$16,000
Other members of the Audit & Risk Committee	$9,000
Chairperson of the Compensation Committee	$12,000
Other members of the Compensation Committee	$6,000
Chairperson of the Nominating and Corporate Governance Committee	$8,000
Other members of the Nominating and Corporate Governance Committee	$6,000
Chairperson of the Finance Committee	$8,000
Other members of the Finance Committee	$6,000

All retainers are payable in cash, in four equal installments on the first day of each quarter. Mr. Davis did not receive any cash compensation for his service as a director during 2015.

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DIRECTOR COMPENSATION

Equity Compensation

Our non-employee directors receive a deferred stock award pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) on the first business day of each year. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. All of our non-employee directors serving on January 2, 2015 were granted deferred stock units valued at $100,000 on that date. Mr. Davis was not granted any equity compensation for his service as a director during 2015.

Director Equity Interest Guideline

Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director. Each of Mr. Gade, Mr. Jackson, Mr. Lentell, Mr. Pepper, Mr. Roberts, Mr. Speese, and Dr. Stern have met the foregoing guideline. Mr. Garg was appointed to the Board in March 2016.

Director Compensation for 2015

The following table sets forth certain information regarding the compensation of our non-employee directors during 2015:

Name	Fees Earned or Paid in Cash(1)	Deferred Stock Award(2)	Total
Michael J. Gade	$75,500	$100,000	$175,500
Jeffrey M. Jackson	$84,500	$100,000	$184,500
J.V. Lentell	$75,500	$100,000	$175,500
Steven L. Pepper	$79,500	$100,000	$179,500
Leonard H. Roberts	$80,500	$100,000	$180,500
Mark E. Speese	$187,550	$100,000	$287,550
Paula Stern, Ph.D.	$77,500	$100,000	$177,500
(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director with respect to services rendered in 2015.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note M to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016. On January 2, 2015, each then current non-employee director was granted 2,754 deferred stock units. Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are fully vested and non-forfeitable. The common stock will be issued to the director upon the termination of his or her service as a member of our Board.

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CORPORATE GOVERNANCE

General

Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

•	a code of business conduct and ethics applicable to all of our Board members, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

•	procedures regarding stockholder communications with our Board and its committees;

•	separation of the Chairman and CEO roles;

•	a majority voting standard in non-contested elections for directors;

•	a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;
•	provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

•	written charters for its Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the

“Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Stockholder Communications with the Board

Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone: 972-624-6210	By mail: Rent-A-Center, Inc. Attn: Compliance Officer 5501 Headquarters Drive Plano, TX 75024	By e-mail: RAC.Board@rentacenter.com

Procedures for Reporting Accounting Concerns

The Audit & Risk Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

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CORPORATE GOVERNANCE

Director Nominations

Director Nominees

Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance

Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experience with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Committee carefully considers diversity when evaluating nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

Advance Resignation Policy

As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations

In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by a stockholder, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by a stockholder, Article I,

Section 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made (if the first

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CORPORATE GOVERNANCE

public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting). The notice to our Secretary must set forth, among other things:

•	the name & address of the stockholder and/or beneficial owner making such nomination;

•	class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

•	any derivative interests held by such stockholder and/or beneficial owner;

•	proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

•	short interest position of such stockholder and/or beneficial owner, if any;

•	dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

•	proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements;

•	performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument;

•	with respect to each proposed stockholder nominee, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and
•	with respect to each proposed stockholder nominee, a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee.

In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting, and such update and supplement must be delivered to our Secretary not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting in the case of the update and supplement required to be made as of 10 business days prior to the meeting. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided to our Secretary in accordance with the time period prescribed for the notice to our Secretary described above:

•	a questionnaire furnished by our Secretary and completed by the proposed nominee; and

•	the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

The above description of the requirements that stockholders must comply with when recommending candidates for our Board is a summary only, and stockholders interested in nominating candidates to our Board are encouraged to closely review our Bylaws.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2015 Annual Meeting of Stockholders.

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PROPOSAL TWO:	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

The Audit & Risk Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2015 and 2014 provided by KPMG were pre-approved by the Audit & Risk Committee. The Audit & Risk Committee has considered whether the provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining KPMG’s independence. The Audit & Risk Committee has determined that the rendering of non-audit services by KPMG during the years ended December 31, 2015 and 2014, was compatible with maintaining such firm’s independence.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. The Audit & Risk Committee believes it to be in the best interests of our stockholders to retain, and has retained, KPMG as our independent registered public accounting firm for the year ending December 31, 2016. If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to continue the retention of KPMG. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit & Risk Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit & Risk Committee’s analysis of this information, the Audit & Risk Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Representatives of KPMG will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The aggregate fees billed by KPMG LLP for the years ended December 31, 2015 and December 31, 2014, for the professional services described below are as follows:

	2015	2014
Audit Fees[1]	$1,665,000	$1,533,000
Audit-Related Fees[2]	$268,400	$265,500
Tax Fees[3]	$90,000	$130,300
All Other Fees	$-0-	$-0-
(1)	Represents the aggregate fees billed by KPMG for (a) professional services rendered for the audit of our annual financial statements for 2014 and 2013, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2015 and 2014, and (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC.
(2)	Represents the aggregate fees billed by KPMG for 2015 and 2014 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These services comprise engagements related to employee benefit plans and other matters.
(3)	Represents the aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning. In 2015, this amount consists of fees related to federal research tax credits and international tax advice and planning. In 2014, this amount consists of fees related to federal research tax credits, fixed asset study, debt refinance, and international tax advice and planning.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit & Risk Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit & Risk Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit & Risk Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit & Risk Committee discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit & Risk Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2015 with management and the independent auditors. Management is responsible for the

Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit & Risk Committee’s responsibility is to monitor and review these processes. The members of the Audit & Risk Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that each of Jeffery M. Jackson and Steven L. Pepper is an “audit committee financial expert” as defined by SEC rules.

The Audit & Risk Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit & Risk Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit & Risk Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT & RISK COMMITTEE

Jeffery M. Jackson, Chairman

J.V. Lentell

Steven L. Pepper

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EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position
Robert D. Davis	44	Chief Executive Officer
Guy J. Constant	51	Executive Vice President — Finance, CFO & Treasurer
Mark E. Denman	43	Executive Vice President — Acceptance Now
Fred E. Herman	59	Executive Vice President — Accounting & Global Controller
Christopher A. Korst	56	Executive Vice President — Chief Administrative Officer & General Counsel
Charles J. White	54	Executive Vice President — RTO Domestic

Robert D. Davis. Mr. Davis was named Chief Executive Officer effective as of February 1, 2014, after previously serving as Executive Vice President – Finance since February 2008, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1999 until February 2008, Mr. Davis served as our Senior Vice President – Finance. From September 1998 until September 1999, Mr. Davis served as our Vice President – Finance and Treasurer. Mr. Davis began his employment with us in 1993.

Guy J. Constant. Mr. Constant has served as Executive Vice President – Finance, Chief Financial Officer and Treasurer since June 2014. Mr. Constant was previously employed by Brinker International, Inc., serving as Executive Vice President, Chief Financial Officer and President of Global Business Development from January 2013 until March 2014; as Executive Vice President and Chief Financial Officer from September 2010 to January 2013; Senior Vice President of Finance from May 2008 to September 2010; Vice President of Strategic Planning, Analysis and Investor Relations from September 2005 to May 2008; and Senior Director of Compensation from November 2004 to September 2005.

Mark E. Denman. Mr. Denman was named Executive Vice President – Acceptance Now in March 2015. Mr. Denman previously served as our Senior Vice President – Acceptance Now from January 2014 to February 2015, one of our division vice presidents (RTO) from September 2013 to December 2013, and one of our division vice presidents (Acceptance Now) from August 2011 to September 2013. Mr. Denman joined the company in December 2010 in connection with our acquisition of The Rental Store, Inc.

Fred E. Herman. Mr. Herman was named Executive Vice President – Accounting and Global Controller in July 2014, after serving as Executive Vice President – Shared Services since January 1, 2014. Mr. Herman served as the Chief Risk and Compliance Officer from May 2011 until December 2013, as the Vice President of Internal Audit from January 2005 until May 2011 and as the Director of Internal Audit from April 2003 until January 2005. From 1980 to 2003, Mr. Herman worked in public accounting and in internal audit with several public companies.

Christopher A. Korst. Mr. Korst was named Executive Vice President – Chief Administrative Officer and General Counsel in July 2014, after previously serving as Executive Vice President – Chief Administrative Officer since January 1, 2014. Previously, Mr. Korst served as Executive Vice President – Domestic Operations from May 2012 to December 2013, as our Executive Vice President – Operations from January 2008 until April 2012, and as our Senior Vice President – General Counsel from May 2001 to January 2008. Mr. Korst also served as our Secretary from September 2004 until January 2008. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

Charles J. White. Mr. White was named Executive Vice President – RTO Domestic effective as of January 1, 2014. Previously, Mr. White served as Senior Vice President – RAC Acceptance from August 2011 to December 2013. From September 2002 to July 2011, Mr. White served as one of our division vice presidents, and as one of our regional directors from January 2000 to September 2002. Prior to joining us in 1995, Mr. White served for six years in the U.S. Navy and six years in the Army National Guard.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2016 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Leonard H. Roberts, Chairman

Michael J. Gade

J.V. Lentell

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and
•	reward achievement of our financial and non-financial goals.

The compensation philosophy is generally to target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th-75th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector, with cash compensation (base salary and annual incentives) targeted at the 50th percentile, and long-term incentive compensation targeted at the 75th percentile.

Executive Summary

We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s growth goals and culture, and also that it incentivizes short- and long-term profitable growth.

Pay for Performance

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2015 annual cash incentive program, the EBITDA goal was achieved at 85.5% of target, which resulted in a 25% payout of the 75% of the target bonus amounts attributable to the EBITDA target (see the payout schedule below), and the revenue goal was achieved at

98.9% of target, which resulted in a 75% payout of the 25% of the target bonus amounts attributable to the revenue target (see the payout schedule below).

We failed to achieve more than 80% of the three-year EBITDA target established in connection with the grant in 2013 of performance-based restricted stock units pursuant to our long-

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COMPENSATION DISCUSSION AND ANALYSIS

term incentive compensation program. Accordingly, none of the performance-based restricted stock units granted as part of the 2013 long-term incentive compensation awards were earned and no shares were issued to our named executive officers pursuant to such awards.

In 2015, our Compensation Committee adopted relative total shareholder return as the performance metric with respect to performance-based restricted stock units granted pursuant to our long-term incentive compensation program, rather than the

EBITDA metric historically used. In connection with this change, our Compensation Committee granted to our named executive officers performance-based restricted stock units based on our relative total stockholder return as compared to the S&P 1500 Specialty Retail Index over a one-year measurement period. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the one-year period ending December 31, 2015, ranked below the 25th percentile, which resulted in no shares vesting.

Stockholder Advisory Vote

In June 2015, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with 98.6% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. Compensation decisions and changes implemented in fiscal 2015 were made keeping in mind the support stockholders expressed for our compensation philosophy and pay-for-performance culture. As a result, our Compensation Committee kept most facets of the executive compensation program consistent, with an emphasis on short and long-term incentive compensation that rewards our executives upon value creation for our stockholders.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee determines each year whether to retain a compensation consultant to assist it with compensation decisions for the upcoming fiscal year. In May 2014, the Compensation Committee approved the engagement of Hay Group, Inc. (“Hay Group”) to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers, for the 2015 fiscal year. In determining whether to engage Hay Group to provide such services, the Compensation Committee considered whether such engagement would create any conflicts of interest and determined that the engagement of Hay Group by the Company to advise it with respect to compensation to be paid to our senior executive management for 2015 did not create any such conflicts. Hay Group was engaged directly by the Compensation Committee and has performed no other services to us or any of our executive officers or directors.

Based on the work performed by Hay Group, the Compensation Committee determined that the following similarly-situated public companies (the “Peer Group”) provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives:

Aaron’s, Inc.	Big Lots Inc.	Brinker International Inc.	Cash America International, Inc.
Fred’s, Inc.	hhgregg, Inc.	H&R Block, Inc.	Michaels Stores, Inc.
O’Reilly Automotive Inc.	Pep Boys	Pier 1 Imports, Inc.	Sally Beauty, Inc.
Sears Hometown & Outlet	Tractor Supply, Inc.	United Rental	Western Union

The following criteria were used to establish this Peer Group:

•	U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•	Companies with revenue similar to us (generally 0.5 to 2.0 times our revenue); and

•	Competitors for executive talent.

Five companies which were previously included in the Peer Group (Dollar Tree, Advance Auto Parts, RadioShack, DFC Global and

EZCorp) were removed and replaced with Pep Boys, Sears Hometown and Outlet, Tractor Supply, United Rental and Western Union because such companies more closely matched the criteria set forth above. In the fall of 2014, the Compensation Committee approved the use of this Peer Group for use in connection with compensation decisions to be made for the 2015 fiscal year.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

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COMPENSATION DISCUSSION AND ANALYSIS

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews tally sheets which contains information regarding, among other things:

•	each named executive officer’s compensation and benefits for the previous three years; and

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years, including any amounts which have become vested.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and to provide a perspective on the named executive officers’ wealth accumulation from our compensation programs. Before finalizing the compensation of the named executive officers for any given year, the tally sheets allow the Compensation Committee to fully understand the impact that its decisions will have on each named executive officer’s total existing and potential compensation.

See the sections entitled “– Potential Payments and Benefits Upon Termination Without a Change in Control” and “– Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 36 and 37, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 34 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation, which consists of stock options, restricted stock units, and performance stock units;

•	severance arrangements; and

•	fringe benefits, including perquisites, with no tax gross-ups.

Base Salary

The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his position with us, including the financial performance within his or her area of responsibility and other factors;

•	Mr. Davis’ recommendations as to the proposed base salary (other than his own);

•	our financial performance;

•	market pay practices; and

•	each individual named executive officer’s compliance with our servant leadership values.

At the beginning of each year, the Compensation Committee considers whether adjustments would be made to the annual base salaries for our named executive officers. During the Compensation Committee’s review of the current base salaries, the Compensation Committee primarily considers market data, input provided by our Human Resources department, the input of Mr. Davis (other than with respect to his own base salary), individual performance, our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers.

The Compensation Committee increased the base salary for 2015 for each of our named executive officers at a modest rate consistent with the salary increases for our other senior executive management (an average of 3%). The Compensation Committee approved the following base salaries of the named executive officers for 2014 and 2015 as set forth in the table below. The base salary adjustments for 2014 and 2015 were effective March 1, 2014, and February 28, 2015, respectively, except with respect to Mr. Davis’ increase for 2014, which was effective on February 1, 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL BASE SALARIES

Name	2013 Base Salary	2014 Base Salary	2015 Base Salary
Robert D. Davis(1)	$469,035	$750,000	$772,500
Guy J. Constant(2)	–	475,000	$491,720
Mitchell E. Fadel(3)	$623,356	$642,057	$661,319
Christopher A. Korst	$393,806	$405,620	$417,789
Joel M. Mussat(4)	$324,724	$360,000	$370,800
Charles J. White	$297,628	$330,000	$336,600
(1)	Mr. Davis was appointed Chief Executive Officer effective as of February 1, 2014.
(2)	Mr. Constant joined the Company on June 16, 2014.
(3)	Mr. Fadel resigned from the Company effective as of August 28, 2015.
(4)	Mr. Mussat resigned from the Company effective as of January 8, 2016.

Annual Cash Incentive Compensation

The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Our named executive officers participate in our annual cash incentive program. Under our annual cash incentive program, cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocated as well as the potential ultimate payouts pursuant to our annual cash incentive program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee to examine the named executive officer’s performance during the previous year, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance. No changes to the eligible bonus percentages for our named executive officers were made for the 2015 annual cash incentive program.

The annual cash incentive program for 2015 included two financial performance metrics: EBITDA and corporate revenue. The Compensation Committee included an EBITDA target in the annual cash incentive program because it believes EBITDA generally represents an accurate indicator of our financial performance over a one-year period of time, while excluding the impact of interest and depreciation which can vary significantly. The inclusion of the corporate revenue target in the annual cash incentive program reflects the Compensation Committee’s determination that although a substantial portion of the cash bonus opportunity should be dependent on our profitability, a portion of such cash bonus opportunity should be based on our revenue growth. Accordingly, the potential annual incentive award for each of our named executive officers other than Mr. White for the 2015 annual cash incentive program was divided as follows: 75% EBITDA; and 25% revenue. As the senior executive officer over our Core U.S. segment, Mr. White’s annual cash incentive program includes a divisional revenue target in addition to the corporate revenue and EBITDA metrics. Accordingly, the potential annual incentive award for Mr. White for the 2015 annual cash incentive program was divided as follows: 50% EBITDA; 10% corporate revenue; and 40% divisional revenue.

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COMPENSATION DISCUSSION AND ANALYSIS

The financial performance targets for the 2015 annual cash incentive program were established in January 2015 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2015. Based upon that review, the Compensation Committee established a corporate revenue target under the 2015 annual cash incentive program in the amount of $3.314 billion and an EBITDA target under the 2015 annual cash incentive program in the amount of $336.1 million. In setting the EBITDA target under the 2015 annual cash incentive program, the Compensation Committee considered (i) the level of achievement of the EBITDA target for the 2014 annual cash incentive program and (ii) the level of the Company’s anticipated investment in its growth strategies for 2015. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance, as set forth below:

EBITDA PERFORMANCE RANGE

Target = $336.1M

% of Target Achieved	EBITDA Range	% of Incentive Awarded
Less than 83.9990%	< $282.35	0%
84.0000% - 84.9990%	$282.35 - $285.71	20%
85.0000% - 85.9990%	$285.71 - $289.07	25%
86.0000% - 86.9990%	$289.07 - $292.43	30%
87.0000% - 87.9990%	$292.43 - $295.79	35%
88.0000% - 88.9990%	$295.79 - $299.15	40%
89.0000% - 89.9990%	$299.15 - $302.51	45%
90.0000% - 90.9990%	$302.52 - $305.87	50%
91.0000% - 91.9990%	$305.88 - $309.24	55%
92.0000% - 92.9990%	$309.24 - $312.60	60%
93.0000% - 93.9990%	$312.60 - $315.96	65%
94.0000% - 94.9990%	$315.96 - $319.32	70%
95.0000% - 95.9990%	$319.32 - $322.68	75%
96.0000% - 96.9990%	$322.68 - $326.04	80%
97.0000% - 97.9990%	$326.05 - $329.40	85%
98.0000% - 98.9990%	$329.41 - $332.76	90%
99.0000% - 99.9990%	$332.77 - $336.13	95%
100.0000% - 100.9990%	$336.13 - $339.49	100%
101.0000% - 101.9990%	$339.49 - $342.85	107%
102.0000% - 102.9990%	$342.85 - $346.21	114%
103.0000% - 103.9990%	$346.21 - $349.57	121%
104.0000% - 104.9990%	$349.57 - $352.93	129%
105.0000% - 105.9990%	$352.94 - $356.29	136%
106.0000% - 106.9990%	$356.30 - $359.65	143%
107.0000% - 107.9990%	$359.66 - $363.02	150%
108.0000% - 108.9990%	$363.02 - $366.38	157%
109.0000% - 109.9990%	$366.38 - $369.74	164%
110.0000% - 110.9990%	$369.74 - $373.10	171%
111.0000% - 111.9990%	$373.10 - $376.46	179%
112.0000% - 112.9990%	$376.46 - $379.82	186%
113.0000% - 113.9990%	$379.83 - $383.18	193%
Equal to or > than 114.0000%	$383.19 – >	200%

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COMPENSATION DISCUSSION AND ANALYSIS

REVENUE PERFORMANCE RANGE

Target = $3,313.7M

% of Target Achieved	Revenue Range	% of Incentive Awarded
Less than 95.9900%	< - $3,180.78	0%
96.0000% - 96.2499%	$3,181.12 - $3,189.40	20%
96.2500% - 96.4999%	$3,189.40 - $3,197.68	25%
96.5000% - 96.7499%	$3,197.68 - $3,205.97	30%
96.7500% - 96.9999%	$3,205.97 - $3,214.25	35%
97.0000% - 97.2499%	$3,214.25 - $3,222.53	40%
97.2500% - 97.4999%	$3,222.54 - $3,230.82	45%
97.5000% - 97.7499%	$3,230.82 - $3,239.10	50%
97.7500% - 97.9999%	$3,239.11 - $3,247.39	55%
98.0000% - 98.2499%	$3,247.39 - $3,255.67	60%
98.2500% - 98.4999%	$3,255.67 - $3,263.95	65%
98.5000% - 98.7499%	$3,263.96 - $3,272.24	70%
98.7500% - 98.9999%	$3,272.24 - $3,280.52	75%
99.0000% - 99.2499%	$3,280.53 - $3,288.81	80%
99.2500% - 99.4999%	$3,288.81 - $3,297.09	85%
99.5000% - 99.7499%	$3,297.09 - $3,305.37	90%
99.7500% - 99.9999%	$3,305.38 - $3,313.66	95%
100.0000% - 100.2856%	$3,313.66 - $3,323.13	100%
100.2856% - 100.5713%	$3,323.13 - $3,332.59	107%
100.5713% - 100.8570%	$3,332.59 - $3,342.06	114%
100.8571% - 101.1428%	$3,342.06 - $3,351.53	121%
101.1428% - 101.4285%	$3,351.53 - $3,361.00	129%
101.4285% - 101.7142%	$3,361.00 - $3,370.46	136%
101.7142% - 101.9999%	$3,370.47 - $3,379.93	143%
101.9999% - 102.2856%	$3,379.93 - $3,389.40	150%
102.2856% - 102.5713%	$3,389.40 - $3,398.87	157%
102.5713% - 102.8570%	$3,398.87 - $3,408.34	164%
102.8571% - 103.1428%	$3,408.34 - $3,417.80	171%
103.1428% - 103.4285%	$3,417.80 - $3,427.27	179%
103.4285% - 103.7142%	$3,427.27 - $3,436.74	186%
103.7142% - 103.9999%	$3,436.74 - $3,446.21	193%
Equal to or > than 104.0000%	$3,446.21 - >	200%

In January 2016, the Compensation Committee determined the level of achievement of the revenue and EBITDA targets as previously set by it with respect to the 2015 annual cash incentive program. EBITDA as reported in accordance with GAAP for the year ended December 31, 2015, was ($927.2) million. In reviewing our actual 2015 performance relative to the EBITDA goal, the Compensation Committee determined that it would be appropriate, consistent with past practices, to adjust for certain special items for purposes of determining whether the financial target had been met for the year. The Compensation Committee concluded that the failure to adjust for such items would inappropriately penalize management for certain operational decisions which the Compensation Committee believed were in the best interests of the Company’s stockholders. Accordingly, the Compensation Committee made adjustments to EBITDA pertaining to (i) a non-cash charge to account for goodwill impairment (a $1,170.0 million increase);

(ii) a portion of the write-down of smartphone inventory (a $17.4 million increase); (iii) losses on the sale of stores, including 40 Core U.S. stores to a new franchisee (an $8.6 million increase); (iv) expenses associated with the closure of Core U.S. and Mexico stores (a $7.2 million increase); (iv) the amount accrued for incentive compensation (a $6.3 million increase); (v) pre-tax charges for start-up and warehouse closure expenses related to the Company’s sourcing and distribution initiative (a $2.8 million increase); and (vi) pre-tax corporate restructuring charges (a $2.0 million increase). The Compensation Committee reviewed the combined proposed adjustments and their impact on the calculation of the Company’s EBITDA for the fiscal year ended December 31, 2015, and determined that the Company’s EBITDA for purposes of the 2015 annual cash incentive program was equal to $287.1 million. The Compensation Committee further determined that the total revenue earned by the Company for the fiscal year ended December 31, 2015, was

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COMPENSATION DISCUSSION AND ANALYSIS

$3.278 billion, as reported in the Company’s financial statements for the year ended December 31, 2015.

The Compensation Committee concluded that it was appropriate to exclude the impact of the goodwill write-down in its determination of the Company’s EBITDA for the fiscal year ended December 31, 2015, because the charge was non-cash and did not impact the Company’s liquidity position or cash flow. The Compensation Committee additionally concluded that the failure to make any adjustment to EBITDA with respect to the smartphone write-down would inappropriately penalize management for its decisions to enter a new product category and to take swift action to correct smartphone inventories, and believed such decisions were in the best long-term interest of the Company’s stockholders. Accordingly, the Compensation Committee determined to adjust EBITDA by $17.4 million (an amount equal to one-half of the amount written down to account for smartphone inventory) and to apply such adjustment to all of our named executive officers.

As a result, the Compensation Committee determined that the Company achieved (i) 85.5% of the EBITDA objective for 2015 resulting in payment of 25% of the 75% of the target bonus amounts attributable to the EBITDA condition (see payout schedule above) pursuant to the 2015 annual cash incentive program, and (ii) 98.9% of the revenue objective for 2015 resulting in payment of 75% of the 25% of the target bonus amounts attributable to the revenue condition (see payout schedule above) pursuant to the 2015 annual cash incentive program.

The target and actual amounts awarded to our named executive officers for their annual cash incentive bonus for 2015 performance are set forth below and included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 28 of this proxy statement. Mr. Fadel resigned from the Company effective as of August 28, 2015; accordingly, he did not receive any payment pursuant to the 2015 annual cash incentive plan.

2015 ANNUAL CASH INCENTIVE AWARD

Name	2015 Incentive Target (%)	2015 Incentive Target ($)	2015 Actual Annual Cash Incentive Award		2015 Actual Annual Cash Incentive Award as a % of Target
Robert D. Davis	100%	$772,500	$289,688		37.5%
Mitchell E. Fadel	75%	$495,989	N/A		–
Guy J. Constant	55%	$270,446	$101,417		37.5%
Christopher A. Korst	50%	$208,895	$78,336		37.5%
Joel M. Mussat	50%	$185,400	$69,525		37.5%
Charles J. White	50%	$168,300	$90,882	(1)	54.0%
(1)	Includes $57,222 attributable to the achievement of the divisional revenue target.

Long-Term Incentive Compensation

Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the 2006 Plan and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Plan.” Under the terms of each of the 2006 Plan and the

Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee cliff vest either after a set period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award

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COMPENSATION DISCUSSION AND ANALYSIS

and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value.

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in January of each year the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheets. Grants may also be made in connection with commencement of employment, promotions, or tenure.

2015 Long-term Incentive Compensation Awards. The Compensation Committee adjusted the aggregate amount of the long-term incentive compensation award as a percentage of base salary for 2015 for each named executive officer as follows:

Name	Long-Term Incentive Target
Robert D. Davis	From 200% to 250%
Mitchell E. Fadel	From 125% to 165%
Guy J. Constant	From 100% to 130%
Christopher A. Korst	From 75% to 85%
Joel M. Mussat	From 75% to 85%
Charles J. White	From 75% to 85%

The increase in the aggregate amount of the long-term incentive compensation award for 2015 for each named executive officer was made to target the market median values for long-term compensation awards at similarly situated public companies. Consistent with prior years, the long-term incentive compensation awards for 2015 were comprised of three vehicles, with greater emphasis on the portion of the long-term incentive award which is contingent on financial performance. Accordingly the award tranches are weighted as follows: (i) 20% of the value of the award issued in stock options, (ii) 20% of the value of the award issued in time-based restricted stock units and (iii) 60% of the value of the award issued in performance-based restricted stock units.

Adoption of Relative Total Shareholder Return as Performance Measure. In prior years, long-term incentive awards of restricted stock with performance-based vesting were contingent upon our achievement of a three-year EBITDA target. Beginning in 2015, the Compensation Committee adopted a relative total shareholder return metric over a three-year measurement period as the vesting condition for grants of performance stock units under our long-term incentive compensation program. The

Compensation Committee made this decision in order to tie the external performance of our common stock to executive compensation and because the Compensation Committee believes that a relative measure is a more appropriate basis for measuring long-term performance than an absolute measure. The Compensation Committee also took into consideration the fact that our annual cash incentive program includes an EBITDA metric. The Compensation Committee selected a three-year period over which to measure relative total shareholder return based upon the time-period utilized with respect to awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our relative total shareholder return over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program. In order to immediately emphasize the relative total shareholder return metric to our senior executive officers, the Compensation Committee also determined to grant performance stock unit awards with one- and two-year measurement periods to our senior executive officers, including our named executive officers, in January 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee selected the S&P 1500 Specialty Retail Index as the comparator group for measuring our relative shareholder return over the applicable measurement period. In making this selection, the Compensation Committee considered the median annual revenue of the companies in the index in the amount of $3.8 billion, the inclusion in the index of four companies included in our Peer Group, and the representation of the overall retail environment by the index to determine that this index is comprised of the companies most similar to the Company and is an appropriate comparator group. The Compensation Committee adopted the following payout ranges applicable to the awards of performance-based restricted stock units:

Payout Chart				Payout%
RCII’s TSR Percentile Rank in the S&P 1500 Speciality Retail Index		RCII’s TSR Actual Rank in the S&P 1500 Speciality Retail Index
>	<=	Low	High
90%	100%	1	7	200%
80%	89%	8	13	175%
70%	79%	14	19	150%
60%	69%	20	25	125%
50%	59%	26	31	100%
40%	49%	32	38	75%
30%	39%	39	44	50%
25%	29%	45	47	25%
0%	24%	48	63	0%

See the Grants of Plan-Based Awards table under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 30 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2015 long-term incentive performance-based awards.

Determination of Long-term Incentive Compensation Awards. In January 2016, the Compensation Committee determined the level of achievement of the three-year EBITDA target previously set by the Compensation Committee with respect to the long-term incentive performance-based awards made in January 2013. The Compensation Committee reviewed the Company’s EBITDA for each of the three years in the period January 1, 2013 through December 31, 2015, and determined that the Company’s aggregate EBITDA for such three-year period for purposes of the 2013 long-term incentive performance-based awards was less than 80% of the EBITDA target previously set by the Compensation Committee in the amount of $1.593 billion. Accordingly, the Compensation Committee determined, in accordance with the terms of the 2013 long-term incentive performance-based awards, that none of the performance-based restricted stock units granted as part of the 2013 long-term incentive compensation awards was earned and no shares were issued to our name executive officers pursuant to such awards.

In January 2016, the Compensation Committee determined the level of achievement of the minimum TSR condition with respect to the long-term incentive performance-based awards made in January 2015, with a one-year measurement period. The Compensation Committee reviewed the Company’s relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the period January 1, 2015 through December 31, 2015, and determined that the Company’s relative TSR ranking was below the 25th percentile for such one-year measurement period. Accordingly, the Compensation Committee determined, in accordance with the terms of such awards, that none of the performance-based restricted stock units granted as part of the one-year long-term incentive compensation awards was earned and no shares were issued to our name executive officers pursuant to such awards.

Severance Arrangements

We have executive transition agreements with our named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 34 of this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Fringe Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year. Our named executive officers were not eligible in 2015 to participate in our 401(k) Retirement Savings Plan. Instead, our named executive officers are eligible to participate in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation. Beginning in 2016, our named executive officers will be eligible to participate on a limited basis in our 401(k) Retirement Savings Plan and in the Deferred Compensation Plan.

In addition, we own and operate a corporate jet for use by management for business purposes which is available to our named executive officers for limited non-business use. Use of the corporate aircraft by these executives for non-business use is subject to availability. The executive must pay us all direct operating costs and any additional charges incurred by the executive for any non-business use of the corporate aircraft (no later than at the completion of such non-business use). If the actual cost for the non-business use of the corporate aircraft is not paid in full at the completion of the non-business use, such amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the fringe benefits and perquisites received by our named executive officers in 2015, please see “– All Other Compensation” on page 29 of this proxy statement.

Clawback Policy

Our Board has adopted a compensation recovery (“clawback”) policy which provides that, in the event of a restatement of our financial results due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we may seek reimbursement of any portion of incentive compensation paid, vested, or awarded during the three-year period preceding the date on which we are required to prepare such a re-statement, which is in excess of the amount that would have been paid or awarded if calculated based on the restated financial results. Restatements of financial results that are the direct result of changes in accounting standards will not result in recovery of performance-based or incentive compensation under this policy. This policy is intended to be administered in a manner consistent with any applicable rules, regulations or listing standards adopted by the SEC or The Nasdaq Global Select Market, Inc., as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. We intend to revise our clawback policy to the extent we deem necessary to comply with such rules, regulations or listing standards.

Executive Stock Ownership Guidelines

We believe that our Chief Executive Officer should have a meaningful financial stake in the Company to ensure that his interests are aligned with those of our stockholders. To that end, our Board adopted equity ownership guidelines to define our expectations for our Chief Executive Officer. Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock equal in value to 5x his annual base salary within five years of the on which such he became Chief Executive Officer (February 1, 2014), taking into account direct and indirect ownership of shares and share equivalents held in our benefit plans. Restricted stock unit awards which have not yet vested are counted toward the ownership requirement. Unexercised stock options are not counted. Currently, Mr. Davis owns shares (including 29,000 shares purchased in open market transactions since he became Chief Executive Officer) and unvested restricted stock unit awards the aggregate value of which is approximately 7.7X his 2015 annual salary.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2015 will not be materially affected by the Section 162(m) limitations.

Summary of Compensation

The following table summarizes the compensation earned by our “named executive officers” in 2015, as well as the compensation earned by such individuals in each of 2014 and 2013, if serving as an executive officer during that time. For 2015, our “named executive officers” consisted of our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and one additional individual for whom disclosure would have been required but for the fact that such individual was not serving as an executive officer at December 31, 2015. The table specifically identifies the dollar value of compensation related to 2015, 2014 and 2013 paid to such named executive officers in the form of:

•	base salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2015, 2014 and 2013 fiscal years;

•	option awards, comprised of awards of options during the 2015, 2014 and 2013 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our Deferred Compensation Plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Robert D. Davis Chief Executive Officer	2015	$772,500	$2,640,816	$386,253		$289,688	$36,790	$4,126,047
	2014	$750,000	$1,232,214	$543,156		$262,038	$27,643	$2,815,051
	2013	$469,035	$341,810	$133,908		$25,797	$25,182	$995,732
Mitchell E. Fadel(4) President and Chief Operating Officer	2015	$433,028	$1,492,098	$218,242	$	N/A	$22,932	$2,166,300
	2014	$642,057	$791,151	$348,736		$178,171	$30,068	$1,990,183
	2013	$623,356	$681,453	$266,854		$46,752	$40,527	$1,658,942
Guy J. Constant	2015	$491,720	$872,881	$129,683		$101,417	$14,483	$1,610,184
Executive Vice President – Chief Financial Officer	2014	$475,000	$395,669	$63,300		$52,701	$9,877	$996,547
Christopher A. Korst Executive Vice President – CAO & General Counsel	2015	$417,789	$485,665	$71,033		$78,336	$28,290	$1,081,113
	2014	$405,620	$249,915	$76,630		$75,040	$24,813	$832,018
	2013	$393,806	$215,257	$84,327		$19,690	$28,214	$741,294
Joel M. Mussat(5)	2015	$370,800	$431,002	$63,038		$69,525	$24,695	$959,060
Executive Vice President – Chief Omnichannel Officer	2014	$360,000	$221,810	$68,011		$66,600	$19,604	$736,025

Charles J. White Executive Vice President – Domestic RTO	2015	$336,600	$390,885	$57,785		$90,882	$14,900	$891,052

(1)	The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2015, 2014 and 2013 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note M to our audited financial statements for our fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016, and our Annual Reports on Form 10-K for prior years.
(2)	Represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated.
(3)	For 2015, represents the compensation as described in the “All Other Compensation” table below.
(4)	Mr. Fadel resigned from the Company effective as of August 28, 2015.
(5)	Mr. Mussat resigned from the Company effective as of January 8, 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

The following table provides information regarding each component of compensation for 2015 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Other(3)	Total
Robert D. Davis	$20,613	$10,988	$5,189	$36,790
Mitchell E. Fadel	$12,399	$4,779	$5,754	$22,932
Guy J. Constant	$0	$9,525	$4,958	$14,483
Christopher A. Korst	$9,815	$9,448	$9,027	$28,290
Joel M. Mussat	$8,711	$9,396	$6,588	$24,695
Charles J. White	$8,128	$1,621	$5,151	$14,900
(1)	Represents contributions or other allocations made by us to our Deferred Compensation Plan.
(2)	Represents premiums paid by the company for medical, dental, vision, dental, long-term disability and life insurance.
(3)	Represents deemed compensation related to incentive travel award, fees paid by us for an annual executive physical examination, and premiums paid by RAC for group term life.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2015 under the 2015 annual cash incentive program and the 2006 Plan or the Equity Plan, as applicable.

	Grant Date	Date of Compen- sation Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(5)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Award
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Robert D. Davis
Short-Term Incentive	N/A	1/30/15	$154,500	$772,500	$1,545,000	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	13,179	–	–	$29.54	$386,276
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	43,904	87,808	–	–	–	$29.54	$1,276,289
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	26,357	52,714	–	–	–	$29.54	$695,561
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	13,179	26,358	–	–	–	$29.54	$282,690
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	41,984	$29.31	$29.54	$386,253
Mitchell E. Fadel
Short-Term Incentive	N/A	1/30/15	$99,198	$495,989	$991,978	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	7,446	–	–	$29.54	$218,242
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	24,807	49,614	–	–	–	$29.54	$721,139
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	14,892	29,784	–	–	–	$29.54	$393,000
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	7,446	14,892	–	–	–	$29.54	$159,717
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	23,722	$29.31	$29.54	$218,242
Guy J. Constant
Short-Term Incentive	N/A	1/30/15	$54,089	$270,446	$540,892	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	4,425	–	–	$29.54	$129,697
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	14,427	28,854	–	–	–	$29.54	$419,393
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	8,724	17,448	–	–	–	$29.54	$230,226
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	4,362	8,724	–	–	–	$29.54	$93,565
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	14,096	$29.31	$29.54	$129,683
Christopher A. Korst
Short-Term Incentive	N/A	1/30/15	$41,779	$208,895	$417,790	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	2,424	–	–	$29.54	$71,047
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	8,074	16,148	–	–	–	$29.54	$234,711
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	4,847	9,694	–	–	–	$29.54	$127,912
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	2,424	4,848	–	–	–	$29.54	$51,995
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	7,721	$29.31	$29.54	$71,033
Joel M. Mussat
Short-Term Incentive	N/A	1/30/15	$37,080	$185,400	$370,800	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	2,151	–	–	$29.54	$63,046
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	7,165	14,330	–	–	–	$29.54	$208,287
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	4,302	8,604	–	–	–	$29.54	$113,530
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	2,151	4,302	–	–	–	$29.54	$46,139
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	6,852	$29.31	$29.54	$63,038

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Grants of Plan-Based Awards, cont.

	Grant Date	Date of Compen- sation Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(5)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Award
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Charles J. White
Short-Term Incentive	N/A	1/30/15	$33,660	$168,300	$336,600	–	–	–	–	–	–	–	–
Restricted Stock Units	2/06/15	1/30/15	–	–	–	–	–	–	1,972	–	–	$29.54	$57,799
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	6,472	12,944	–	–	–	$29.54	$188,141
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	3,905	7,810	–	–	–	$29.54	$103,053
Performance Stock Units	2/06/15	1/30/15	–	–	–	0	1,953	3,906	–	–	–	$29.54	$41,892
Stock Options	2/06/15	1/30/15	–	–	–	–	–	–	–	6,281	$29.31	$29.54	$57,785
(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2015 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2015 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents restricted stock units which vest depending on our relative TSR performance over a certain measurement period as compared to the S&P 1500 Specialty Retail Index and the named executive officer remains an employee through the end of such measurement period. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if our relative TSR performance is below the 25th percentile, to the maximum number of shares if our relative TSR performance ranks at least the 90th percentile.
(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from February 6, 2015.
(4)	Represents options to purchase shares of our common stock which vest ratably over a four-year period.
(5)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with the applicable plan.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2015.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Robert D. Davis	3,465			$28.81	1/31/2017	3,372	(8)	$50,479
	10,440			$15.26	1/30/2018	14,983	(9)	$224,296
	10,949			$15.37	1/30/2019	13,179	(10)	$197,290
	7,555			$19.70	1/29/2020	7,194	(11)	$107,694
	8,311			$29.91	1/31/2021	39,953	(12)	$598,096
	8,641	2,880	(2)	$37.19	1/31/2022	43,904	(13)	$657,243
	7,388	7,388	(3)	$34.77	1/31/2023	26,357	(14)	$394,564
	17,589	52,768	(4)	$25.03	1/31/2024	13,179	(15)	$197,290
		41,984	(5)	$29.31	2/6/2025
Mitchell E. Fadel	10,000			$32.28	1/3/2021	6,723	(8)	$100,643
	14,231			$29.91	1/31/2021	9,620	(9)	$144,011
	14,634	4,878	(2)	$37.19	1/31/2022	7,446	(10)	$111,467
	14,729	14,728	(3)	$34.77	1/31/2023	14,342	(11)	$214,700
	11,293	33,880	(4)	$25.03	1/31/2024	25,652	(12)	$384,010
		23,722	(5)	$29.31	2/6/2025	24,807	(13)	$371,361
						14,892	(14)	$222,933
						7,446	(15)	$111,467

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year End, cont.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Guy J. Constant	2,500	7,500	(6)	$28.68	7/1/2024	4,141	(16)	$61,991
		14,096	(5)	$29.31	2/6/2025	4,425	(10)	$66,242
						11,042	(12)	$165,299
						14,427	(13)	$215,972
						8,724	(14)	$130,598
						4,362	(15)	$65,299
Christopher A. Korst	2,425			$28.81	1/31/2017	2,124	(8)	$31,796
	2,500			$14.52	1/2/2018	3,039	(9)	$45,494
	2,267			$15.26	1/30/2018	2,424	(10)	$36,287
	9,600			$15.37	1/30/2019	4,530	(11)	$67,814
	6,656			$19.70	1/29/2020	8,103	(12)	$121,302
	6,734			$29.91	1/31/2021	8,074	(13)	$120,868
	5,558	1,853	(2)	$37.19	1/31/2022	4,847	(14)	$72,560
	4,653	4,652	(3)	$34.77	1/31/2023	2,424	(15)	$36,287
	3,568	10,702	(4)	$25.03	1/31/2024
		7,721	(5)	$29.31	2/6/2025
Joel M. Mussat	520			$28.81	1/31/2017	1,734	(8)	$25,958
	2,855			$29.91	1/31/2021	2,697	(9)	$40,374
	7,500			$27.45	10/3/2021	2,151	(10)	$32,200
	4,530	1,510	(2)	$37.19	1/31/2022	3,826	(11)	$57,275
	3,800	3,799	(3)	$34.77	1/31/2023	7,192	(12)	$107,664
	3,166	9,499	(4)	$25.03	1/31/2024	7,165	(13)	$107,260
		6,852	(5)	$29.31	2/6/2025	4,302	(14)	$64,401
						2,151	(15)	$32,200
Charles J. White	389			$15.26	1/30/2018	1,284	(8)	$19,221
	1,395			$15.37	1/30/2019	2,473	(9)	$37,021
	1,915			$19.70	1/29/2020	1,972	(10)	$29,521
	2,492			$29.91	1/31/2021	2,739	(11)	$41,003
	3,322	1,107	(2)	$37.19	1/31/2022	6,593	(12)	$98,697
	2,813	2,813	(3)	$34.77	1/31/2023	6,472	(13)	$96,886
	2,500	7,500	(7)	$33.34	1/2/2024	3,905	(14)	$58,458
	2,902	8,707	(4)	$25.03	1/31/2024	1,953	(15)	$29,236
		6,281	(5)	$29.31	2/6/2025
(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015 which was $14.97.
(2)	These options to purchase shares of our common stock vested on January 31, 2016.
(3)	These options to purchase shares of our common stock vest in equal parts on each of January 31, 2016 and January 31, 2017.
(4)	These options to purchase shares of our common stock vest in equal parts on each of January 31, 2016, January 31, 2017 and January 31, 2018.
(5)	These options to purchase shares of our common stock vest in equal parts on each of January 31, 2016, January 31, 2017, January 31, 2018 and January 31, 2018.
(6)	These options to purchase shares of our common stock vest in equal parts on each of July 1, 2016, July 1, 2017, and July 1, 2018.
(7)	These options to purchase shares of our common stock vest in equal parts on each of January 2, 2016, January 2, 2017, and January 2, 2018.
(8)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2013. These shares vested on January 31, 2016.
(9)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2014.
(10)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2015.

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(11)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.593 billion for the three-year period ending December 31, 2015, and the named executive officer remains an employee through December 31, 2015. Aggregate EBITDA for the fiscal years ended December 31, 2013, 2014, and 2015 was ($309.8) million, determined in accordance with the terms of the performance-based award, which resulted in no shares vesting.
(12)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.203 billion for the three-year period ending December 31, 2016 and the named executive officer remains an employee through December 31, 2016. EBITDA for the fiscal years ended December 31, 2014 and 2015 was ($643.8) million, determined in accordance with the terms of the performance-based award.
(13)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2017, and the named executive officer remains an employee through December 31, 2017.
(14)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the two-year period ending December 31, 2016, and the named executive officer remains an employee through December 31, 2016.
(15)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the one-year period ending December 31, 2015, and the named executive officer remains an employee through December 31, 2015. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the one-year period ending December 31, 2015, ranked below the 25th percentile, which resulted in no shares vesting.
(16)	Represents the number of shares of our common stock that will vest and become issuable on January 31, 2017, pursuant to a time-based restricted stock unit award made in connection with the commencement of Mr. Constant’s employment.

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2015 fiscal year, as well as applicable stock awards that vested, during the 2015 fiscal year:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert D. Davis	–	–	3,003	$102,943
Mitchell E. Fadel	–	–	5,085	$174,314
Guy J. Constant	–	–	–	–
Christopher A. Korst	–	–	1,931	$66,195
Joel M. Mussat	–	–	1,574	$53,957
Charles J. White	–	–	1,154	$39,559

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a three-year graded vesting schedule based on the participant’s years of service with us. For 2015, we made matching contributions in the Deferred Compensation Plan of 50% of the employee’s contribution to the plan up to an amount not to exceed 4% of such employee’s compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Robert D. Davis	$141,495	$20,613	$(1,103)	$0	$829,509
Mitchell E. Fadel	$24,798	$12,399	$(11)	$0	$197,957
Guy J. Constant(1)	–	–	–	–	–
Christopher A. Korst	$49,072	$9,815	$(580)	$0	$331,834
Joel M. Mussat	$73,786	$8,711	$(9,237)	$0	$530,037
Charles J. White	$50,705	$8,128	$(5,004)	$0	$315,683
(1)	At his election, does not participate in our Deferred Compensation Plan.
(2)	Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 28 of this proxy.
(3)	Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (as fiscal 2013, 2014 or 2015 compensation, as applicable) for each Named Executive Officer: Mr. Davis – $318,843; Mr. Fadel – $93,976; Mr. Korst – $128,576; Mr. Mussat – $148,844; and Mr. White – $50,705.

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements

We have entered into executive transition agreements with each of our named executive officers. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction with a Change in Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•	one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

•	unpaid but earned base salary through the date of termination;

•	a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

•	continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

•	any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

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COMPENSATION DISCUSSION AND ANALYSIS

•	a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•	individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board; or

•	a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

Long-Term Incentive Plans

Awards Pursuant to the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” regardless of whether currently vested, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Pursuant to stock compensation agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination

Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2015, the last business day of our fiscal 2015, assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2015, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 31, 2015 has been fully paid to such named executive officer;
•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015, which was $14.97; and

•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Robert D. Davis
Termination by Us without “Cause”	$1,862,233	$20,525	$0		$1,882,758
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. Davis’s Disability or death	$289,688	$13,683	$2,426,951		$2,730,322
Termination by Mr. Davis for Reason other than death or disability	$0	$0	$0		$0
Mitchell E. Fadel
Termination by Us without “Cause”	$1,451,100	$14,903	$0		$1,466,003
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. Fadel’s Disability or death	$185,996	$9,935	$1,660,592		$1,856,523
Termination by Mr. Fadel for Reason other than death or disability	$0	$0	$0		$0
Guy J. Constant
Termination by Us without “Cause”	$954,586	$20,525	$0		$975,111
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. Constant’s Disability or death	$101,417	$13,683	$705,401		$820,501
Termination by Mr. Constant for Reason other than death or disability	$0	$0	$0		$0
Christopher A. Korst
Termination by Us without “Cause”	$820,052	$20,525	$1,125		$841,702
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. Korst’s Disability or death	$78,336	$13,683	$533,533		$625,552
Termination by Mr. Korst for Reason other than death or disability	$0	$0	$1,125		$1,125
Joel M. Mussat
Termination by Us without “Cause”	$727,819	$20,525	$0		$748,344
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. Mussat’s Disability or death	$69,525	$13,683	$467,333		$550,541
Termination by Mr. Mussat for Reason other than death or disability	$0	$0	$0		$0
Charles J. White
Termination by Us without “Cause”	$717,156	$0	$0		$717,156
Termination by Us for “Cause”	$0	$0	$0		$0
Termination by Us due to Mr. White’s Disability or death	$90,882	$0	$410,043		$500,925
Termination by Mr. White for Reason other than death or disability	$0	$0	$0	$

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits Upon Termination

With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2015, the last business day of our fiscal 2015, assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2015, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•	the base salary earned by each named executive officer for his services to us through December 31, 2015 has been fully paid to such named executive officer;

•	with respect to options awarded pursuant to the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;
•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015; and

•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015.

Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Robert D. Davis
Termination by Us without “Cause” or by Mr. Davis for “Good Reason”	$2,386,414	$27,366	$2,426,951	$4,840,731
Termination by Us due to Mr. Davis’s Disability or death	$289,688	$13,683	$2,426,951	$2,730,322
Termination by Us for “Cause” or by Mr. Davis without “Good Reason”	$0	$0	$2,426,951	$2,426,951
Mitchell E. Fadel
Termination by Us without “Cause” or by Mr. Fadel for “Good Reason”	$1,872,801	$19,870	$1,660,592	$3,553,263
Termination by Us due to Mr. Fadel’s Disability or death	$185,996	$9,935	$1,660,592	$1,856,523
Termination by Us for “Cause” or by Mr. Fadel without “Good Reason”	$0	$0	$1,660,592	$1,660,592
Guy J. Constant
Termination by Us without “Cause” or by Mr. Constant for “Good Reason”	$1,238,975	$27,366	$705,401	$1,971,742
Termination by Us due to Constant’s Disability or death	$101,417	$13,683	$705,401	$820,501
Termination by Us for “Cause” or by Mr. Constant without “Good Reason”	$0	$0	$705,401	$705,401
Christopher A. Korst
Termination by Us without “Cause” or by Mr. Korst for “Good Reason”	$1,067,290	$27,366	$533,533	$1,628,189
Termination by Us due to Mr. Korst’s Disability or death	$78,336	$13,683	$533,533	$625,552
Termination by Us for “Cause” or by Mr. Korst without “Good Reason”	$0	$0	$533,533	$533,533
Joel M. Mussat
Termination by Us without “Cause” or by Mr. Mussat for “Good Reason”	$947,250	$27,366	$467,333	$1,441,949
Termination by Us due to Mr. Mussat’s Disability or death	$69,525	$13,683	$467,333	$550,541
Termination by Us for “Cause” or by Mr. Mussat without “Good Reason”	$0	$0	$467,333	$467,333
Charles J. White
Termination by Us without “Cause” or by Mr. White for “Good Reason”	$925,914	$0	$410,043	$1,335,957
Termination by Us due to Mr. White’s Disability or death	$90,882	$0	$410,043	$500,925
Termination by Us for “Cause” or by Mr. White without “Good Reason”	$0	$0	$410,043	$410,043

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COMPENSATION DISCUSSION AND ANALYSIS

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination

Under our long-term incentive plans, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to our long-term incentive plans assuming that:

•	an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 31, 2015;

•	with respect to options awarded pursuant to the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;
•	each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015; and

•	each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2015.

Name	Potential Realizable Value(1)
Robert D. Davis	$2,426,951
Mitchell E. Fadel	$1,660,592
Guy J. Constant	$705,401
Christopher A. Korst	$533,533
Joel M. Mussat	$467,333
Charles J. White	$410,043
(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2015, the last business day of fiscal 2015, which was $14.97.

Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•	The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.
•	Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•	Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•	We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2015.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(2)
Equity compensation plans approved by security holders	3,742,121	$30.33	3,072,949
Equity compensation plans not approved by security holders	–0–	–0–	–0–
Total	3,742,121	$30.33	3,072,949
(1)	Includes (a) 2,874,366 shares to be issued upon exercise of outstanding stock options with a weighted-average exercise price per share of $30.33, and a weighted-average remaining term of 6.82 years, and (b) 867,755 shares to be issued upon vesting of outstanding restricted stock units with a weighted-average grant date fair value of $26.67.
(2)	Pursuant to the terms of the Plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

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PROPOSAL THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•	reward achievement of our financial and non-financial goals.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 28 through 38, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2016 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2015, as disclosed in the 2016 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. We intend to conduct future advisory votes on executive compensation at each subsequent annual meeting.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

Our Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL FOUR:	APPROVAL OF THE RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

We are asking stockholders to approve the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”). On March 9, 2016, upon the recommendation of the Compensation Committee, the Board adopted, subject to stockholder approval, the 2016 Plan and has directed that it be submitted for the approval of the stockholders.

The purpose of the 2016 Plan is to foster our ability to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity and cash incentive compensation opportunities.

Any of our present or future directors, officers, employees, consultants and other personnel are eligible to participate in the 2016 Plan. Actual selection of any eligible individual to participate in the 2016 Plan is within the sole discretion of the Compensation Committee. If awards are made under the 2016 Plan as they were under the 2006 Plan, the eligible individuals would consist of nine members of the Board, 41 senior officers and approximately 800 employees that are not senior officers.

Since our named executive officers and directors are eligible to receive awards under the 2016 Plan, they therefore have an interest in this proposal. On April 1, 2016, following the adoption of the 2016 Plan by the Board, the Compensation Committee granted employees, none of which are executive officers, an aggregate of 66,500 stock options out of the 6,500,000 shares requested, subject to the approval of the 2016 Plan by our stockholders. In the event that the 2016 Plan is not approved by

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PROPOSAL FOUR: APPROVAL OF THE RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

our stockholders, these 66,500 stock options granted to such employees under the 2016 Plan will be immediately forfeited, rescinded and cancelled.

Upon approval by the stockholders, the 2016 Plan will become effective. Assuming the 2016 Plan is approved at the annual stockholder meeting, unless terminated sooner by the Board, the 2016 Plan will terminate on March 9, 2026. The rights of any person with respect to an award made under the 2016 Plan that is outstanding at the time of its termination will not be affected solely by reason of the termination of the 2016 Plan.

Summary of the 2016 Plan

The following description of the 2016 Plan is only a summary of certain provisions of the 2016 Plan and does not contain all of the terms and conditions of the 2016 Plan. This summary is qualified in its entirety by the full text of the 2016 Plan, which is attached to this Proxy Statement as Appendix “A.”

The 2016 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power and authority to:

•	select the persons to whom awards will be made;

•	prescribe the terms and conditions of each award and make amendments thereto;

•	construe, interpret and apply the provisions of the 2016 Plan and of any agreement or other document governing the terms of an award made under the 2016 Plan; and

•	make any and all determinations and take any and all other actions as it deems necessary or desirable to carry out the terms of the 2016 Plan.

If approved, the 2016 Plan would authorize us to issue a total of 6,500,000 shares of Common Stock. All shares remaining available for grant under the 2006 Plan will be cancelled and no additional shares of Common Stock will be issued pursuant to the 2006 Plan. Any shares of Common Stock granted in connection with an award of stock options or stock appreciation rights will be counted against this limit as one share and any shares of Common Stock granted in connection with awards of restricted stock, restricted stock units, deferred stock or similar forms of stock awards other than stock options and stock appreciation rights will be counted against this limit as two shares of Common Stock for every one share of Common Stock granted in connection with such awards. No shares of Common Stock will be deemed to have been issued if (1) such shares covered by the unexercised portion of an option that terminates, expires, or is cancelled or settled in cash or (2) such shares are forfeited or subject to awards that are forfeited, canceled, terminated or settled in cash. In any calendar year, (1) no employee will be granted options and/or stock appreciation rights for more than 800,000 shares of Common Stock; (2) no employee will be granted performance-based equity awards under the 2016 Plan (other than options and stock appreciation rights), covering more than 800,000 shares of Common Stock; and (3) no employee will be granted performance-based cash awards for more than $5,000,000.

The 2016 Plan permits the granting of stock options at such times and upon such vesting and other conditions as determined by the Compensation Committee. The purchase price per share of

Common Stock covered by an option granted under the 2016 Plan may not be less than the fair market value per share on the grant date. The exercise price under an option which is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code, may not be less than 110% of the fair market value per share on the date the option is granted.

Subject to earlier termination according to its terms, an option granted under the 2016 Plan will expire on the tenth anniversary of its grant (or the fifth anniversary of its grant in the case of an option which is intended to qualify as an “incentive stock option” granted to an employee who is a 10% stockholder).

No option granted under the 2016 Plan shall be assignable or transferable except upon the optionee’s death to a beneficiary designated in a manner so prescribed or approved by the Compensation Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Compensation Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member,” on such terms and conditions as the Compensation Committee may deem appropriate.

An option granted under the 2016 Plan may be exercised by transmitting to the Secretary (or such other person designated by the Compensation Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise and/or the satisfaction of such withholding obligations). The Compensation Committee may permit the exercise and withholding obligation to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.

The 2016 Plan permits the granting of restricted stock, deferred stock, stock units, stock bonus and other stock awards at such times and upon such vesting and other conditions and restrictions as determined by the Compensation Committee.

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PROPOSAL FOUR: APPROVAL OF THE RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

Unless otherwise determined by the Compensation Committee, (1) the holder of a stock award will not be entitled to receive dividend payments (or in the case of an award of stock units, dividend equivalent payments) with respect to the shares covered by the award, and (2) the holder of shares of restricted stock may exercise voting rights pertaining to such shares. Under the 2016 Plan, the Compensation Committee may impose vesting and deferral conditions on the payment of dividends, corresponding to the vesting and deferral conditions applicable to the corresponding stock award.

Except as permitted by the Compensation Committee in connection with transfers at death or pursuant to inter vivos gifts, no outstanding stock award and no shares of stock covered by an outstanding stock award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to us in accordance with the terms of the award or the 2016 Plan.

Under the 2016 Plan, the Compensation Committee may grant stock appreciation rights, dividend equivalent payment rights, phantom shares, phantom stock units, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish; provided, however, that no dividend or dividend equivalent payment rights shall be attributable to awards of stock appreciation rights or stock options. The base price for a stock appreciation right granted under the 2016 Plan may not be less than the fair market value per share of the stock covered by the award at the time it is granted. Unless terminated earlier in accordance with its terms, a stock appreciation right will automatically expire on the tenth anniversary of the date it is granted. Such awards may entail the transfer of shares of Common Stock to a participant or the payment in cash or other property determined with reference to shares of Common Stock.

Under the 2016 Plan, the Compensation Committee may grant awards in cash with the amount of eventual payment subject to future service and such other restrictions and conditions as may be established by the Compensation Committee and set forth in the underlying agreement, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other measures of performance.

The Compensation Committee may condition the grant, exercise, vesting or settlement of equity-based awards as well as the grant, vesting or payment of annual or long-term cash incentive awards made under the 2016 Plan on the achievement of specified performance goals over any period specified by the Compensation Committee, but any dividend equivalents payable with respect to a performance-based equity award will either be deferred and held in escrow until the achievement of the applicable performance goal or automatically deemed to be reinvested in additional performance-based equity awards subject to the achievement of the applicable performance goal. Any such performance goal must be (1) objective, (2) prescribed in writing by the Compensation Committee before the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria:

•	total revenue or any key component thereof;

•	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

•	earnings per share or earnings per share from continuing operations (basic or diluted);

•	return on capital employed, return on invested capital, return on assets or net assets;

•	after-tax return on stockholders’ equity;

•	economic value created;

•	operating margins or operating expenses;

•	value of the Common Stock or total return to stockholders;

•	value of an investment in the Common Stock assuming the reinvestment of dividends;

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions of divestitures of subsidiaries, affiliates or joint ventures; and/or

•	a combination of any or all of the foregoing criteria.

At the expiration of the applicable performance period, the Compensation Committee shall determine the extent to which the relevant performance goals are achieved and the extent to which each performance-based award has been earned. The Compensation Committee may not exercise its discretion to increase the amount or value of such an award that would otherwise be payable in accordance with its terms.

Awards of stock options, stock appreciation rights, restricted stock units, restricted stock and dividend equivalent rights will not vest or be exercisable (in the case of stock options and stock appreciation rights) earlier than the date that is one year following the date the award is made. The Compensation Committee, however, may provide that such restrictions may lapse or be waived upon the recipient’s death, disability or termination of service, or in connection with an “exchange transaction” (defined below). Also, awards of stock options, stock appreciation rights, restricted stock units and restricted stock that result in the issuance of an aggregate of up to 5% of the shares of Common Stock authorized under the 2016 Plan, as adjusted as described above and below, may be granted without respect to such minimum vesting restriction. Finally, awards of stock options, stock appreciation rights, restricted stock units and restricted stock may be granted to non-employee directors without respect to such minimum vesting provision.

The Compensation Committee may not, without the approval of our stockholders, reprice any previously granted “underwater” stock option or stock appreciation right by (1) amending or modifying the terms of the stock option or stock appreciation

42	RENT-A-CENTER - 2016 Proxy Statement

PROPOSAL FOUR: APPROVAL OF THE RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

right to lower the exercise price or by (2) canceling the underwater stock option or stock appreciation right and granting either replacement stock options or stock appreciation rights having a lower exercise price, granting restricted stock, restricted stock units, or other stock-based award in exchange for such underwater stock options or stock appreciation rights, or cancelling or repurchasing the underwater stock options or stock appreciation rights for cash or other securities. A stock option or stock appreciation right will be deemed to be “underwater” at any time when the fair market value of the shares of Common Stock covered by such award is less than the exercise price of the award.

In the event of a split-up or consolidation of shares or any like capital adjustment, the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the 2016 Plan arising from a readjustment or recapitalization of our capital stock, the share authorization limits under the 2016 Plan will be automatically adjusted proportionately, and the shares then subject to each award will automatically be adjusted to reflect any such resulting increase or decrease in the number of issued shares of Common Stock without any change in the aggregate purchase price for such award.

Under the 2016 Plan, in the event of a:

•	merger (other than a merger of us in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger),

• consolidation,

• acquisition or disposition of property or stock,

• separation,

•	reorganization (other than a reincorporation or the creation of a holding company),
•	liquidation of us, or

•	any other similar transaction or event so designated by the Board as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, (each an “exchange transaction”), all optionees will be permitted to exercise their outstanding options immediately prior to such exchange transaction, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation (“exchange stock”) in exchange for their shares of Common Stock, and if the Board so directs, then all outstanding options shall be converted in whole or in part into options to purchase shares of exchange stock. The Board may accelerate vesting of non-vested stock awards and other awards, provide for cash settlement of options and/or make such other adjustments to the terms of any outstanding award as it deems appropriate in the context of an exchange transaction, taking into account, as applicable, the manner in which outstanding options are being treated (subject to the prohibition on repricing without stockholder approval described above).

The Board may at any time amend the 2016 Plan, or the terms of any agreement or award made under the 2016 Plan, or terminate the 2016 Plan, but such amendment or termination may not adversely affect any outstanding award without the consent of the affected participant. In addition, the Board may not, without the prior approval of the stockholders, make any amendment which would (1) increase the aggregate number of shares of Common Stock issuable under the 2016 Plan, (2) increase the maximum number of shares with respect to which options, stock appreciation rights or other equity awards may be granted to any employee in any calendar year, or (3) modify the class of persons eligible to receive awards.

Federal Income Tax Consequences of Awards under the 2016 Plan

The grant of an option or stock appreciation right, or SAR, is not a taxable event for the participant or us. In general, at the time an option is exercised, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares. At the time an SAR is exercised, a participant will recognize ordinary income equal to the fair market value of the shares received. We will be entitled to claim a deduction equal to the amount of ordinary income recognized by a participant upon the exercise of an option or SAR. Upon a later sale of the shares, a participant will realize capital gain or loss equal to the difference between the selling price and the fair market value of the shares on the date the option or SAR is exercised.

We may grant options under the 2016 Plan that qualify for special tax treatment which is different than what is described above. The IRS calls these options “incentive stock options,” or ISOs. No taxable income is recognized when a participant exercises an ISO, although alternative minimum tax may apply. If shares acquired upon the exercise of an ISO are held by a participant for at least one year from the date the ISO is exercised and two years from the date the ISO is granted, any gain or loss realized on a sale of the shares will be treated as long-term capital gain or loss. However, if a participant sells the shares before the minimum holding periods are met, the gain realized on the sale will be taxable as ordinary income to the extent of the difference between the exercise price paid for the shares and the fair market value of the shares on the date the ISO was exercised. The balance of the gain, if any, will be treated as capital gain. We will be entitled to claim a deduction equal to any ordinary income recognized by a participant upon the sale of shares acquired by the exercise of an ISO.

In general, participants will recognize ordinary income with respect to other types of awards under the 2016 Plan at the time those awards are settled with vested shares or cash, equal to the

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PROPOSAL FOUR: APPROVAL OF THE RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

amount of cash or the then fair market value of the shares. Thus, for example, if we grant a restricted stock award to a participant under the 2016 Plan, then, unless the participant makes a special tax election to recognize income as of the date of the award, the participant will recognize ordinary income equal to the value of the shares as and when they become vested under the terms of the award. Similarly, if we make a deferred stock award, a participant will recognize ordinary income equal to the fair market value of the shares as and when the shares are delivered to the participant in accordance with the terms of the award. We will be entitled to claim a tax deduction equal to the ordinary income recognized by a participant.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the employer. We believe that compensation attributable to options and SARs granted under the 2016 Plan, as well as compensation under certain other awards which is conditioned upon achievement of performance goals set forth in the 2016 Plan, will be able to qualify as “performance-based” compensation and, as such, would not be subject to the deduction limitations of Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2016 Plan will be fully deductible under all circumstances. In addition, compensation earned under certain types of awards permitted by the 2016 Plan, including, for example, restricted stock awards and deferred stock awards that are not subject to performance-based vesting conditions, generally will not qualify for the 162(m) “performance based” compensation exemption and will be taken into account in applying the annual deduction limitation.

The 2016 Plan is intended to comply with Section 409A of the Code to the maximum extent permitted under the Code. Any payments described in the 2016 Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless required otherwise under applicable law. To the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the 2016 Plan during the six month period immediately following the award recipient’s “separation from service” as defined in Section 409A of the Code will instead be paid on the first payroll date after the six month anniversary of the recipient’s separation from service (or the recipient’s death, if earlier).

This summary provides only a general description of the application of Federal income tax laws to certain awards under the 2016 Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2016 Plan. The summary does not address the effects of gift, estate, excise and other federal taxes or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

On April 1, 2016, the Compensation Committee granted stock options to employees, none of which are executive officers, under the 2016 Plan, as shown in the table below, subject to stockholder approval of the 2016 Plan. If our stockholders do not approve the 2016 Plan, these awards will be immediately forfeited, rescinded and cancelled.

Name and position	Shares
All employees, excluding executive officers, as a group (27 persons)	66,500

As noted above, participants in the 2016 Plan will generally be selected in the discretion of the Compensation Committee from among our employees, directors and consultants. Thus, except as set forth in the table above, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable at this time. Please see the 2015 Grants of Plan-Based Awards table above for information about awards made to our named executive officers in the last year, including awards made under the 2006 Plan.

Required Vote

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of the 2016 Plan.

Our Board of Directors recommends that you vote “FOR” approval of the 2016 Plan.

44	RENT-A-CENTER - 2016 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Roberts, Mr. Gade, and Mr. Lentell each served as members of the Compensation Committee for all or a portion of 2015. Each member is independent and no member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” below, has or had any relationship with us in 2015 requiring disclosure pursuant to SEC rules. In addition, during 2015, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Directors of Rent-A-Center.

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RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions

with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $15 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20 million revolving line of credit, with Intrust Bank, N.A. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) and deferred compensation plans. During

2015, we paid Intrust a total of $1.3 million in fees in connection with banking services provided by them, of which $0.9 million was for administration fees and trustee fees for our 401(k) and deferred compensation plans. The total fees paid to Intrust during 2015 constituted less than 1% of Intrust’s annual revenue for the year ended December 31, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial owners of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2015 were timely made.

46	RENT-A-CENTER - 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of the named executive officers who are currently employed by us, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of February 22, 2016, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Mark E. Speese	1,279,493	(1)	2.4
Robert D. Davis	168,146	(2)	*
Michael J. Gade	36,811	(3)	*
Rishi Garg	–
Jeffery M. Jackson	37,111	(4)	*
J.V. Lentell	49,411	(5)	*
Steven L. Pepper	14,085	(6)	*
Leonard H. Roberts	39,911	(7)	*
Paula Stern, Ph.D.	24,411	(8)	*
Guy J. Constant	16,024	(9)
Mark E. Denman	17,593	(10)	*
Fred E. Herman	29,216	(11)	*
Christopher A. Korst	65,877	(12)	*
Charles J. White	35,606	(13)	*
BlackRock, Inc.	4,608,490	(14)	8.7
Classic Fund Management Aktiengesellschaft	2,655,085	(15)	5.0
Dimensional Fund Advisors LP	4,474,707	(16)	8.4
FMR LLC	3,900,000	(17)	7.3
The Vanguard Group	3,512,270	(18)	6.6
All named executive officers and directors as a group (12 total)	1,813,695		3.4
*	Less than 1%.
(1)	Represents (a) 1,044,627 shares held directly, (b)120,618 shares issuable pursuant to currently exercisable options, (c) 101,137 shares held directly by Mr. Speese’s spouse, and (d) 13,111 deferred stock units.
(2)	Represents (a) 56,333 shares held directly, (b) 108,997 shares issuable pursuant to currently exercisable options, and (c) 2,816 shares held pursuant to our 401(k) Plan (as of December 31, 2015).
(3)	Represents (a) 2,400 shares held directly, (b) 10,000 shares issuable pursuant to currently exercisable options, and (c) 24,411 deferred stock units.
(4)	Represents (a) 3,700 shares held directly, (b) 9,000 shares issuable pursuant to currently exercisable options and (c) 24,411 deferred stock units.
(5)	Represents (a) 15,000 shared held directly; (b) 10,000 shares issuable pursuant to currently exercisable options, and (b) 24,411 deferred stock units.
(6)	Represents 14,085 deferred stock units.
(7)	Represents (a) 1,500 shares held directly, (b) 14,000 shares issuable pursuant to currently exercisable options, and (c) 24,411 deferred stock units.
(8)	Represents 24,411 deferred stock units.
(9)	Represents (a) 10,000 shares held directly and (b) 6,024 shares issuable pursuant to currently exercisable options.
(10)	Represents (a) 2,191 shares held directly, (b) 14,673 shares issuable pursuant to currently exercisable options, (c) 719 shares held pursuant to our 401(k) Plan (as of December 31, 2015), and (d) 10 shares held in our non-qualified deferred compensation plan (as of December 31, 2015).
(11)	Represents (a) 5,236 shares held directly and (b) 23,980 shares issuable pursuant to currently exercisable options.
(12)	Represents (a) 10,997 shares held directly, (b) 53,637 shares issuable pursuant to currently exercisable options, and (c) 1,243 shares held pursuant to our 401(k) Plan (as of December 31, 2015).
(13)	Represents (a) 5,398 shares held directly, (b) 27,213 shares issuable pursuant to currently exercisable options, (c) 2,734 shares held pursuant to our 401(k) Plan (as of December 31, 2015), and (d) 261 shares held in our non-qualified deferred compensation plan (as of December 31, 2015).
(14)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole voting control over 4,431,710 of these shares and sole investment control over all 4,608,490 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 27, 2016.
(15)	The address of Classic Fund Management Aktiengesellschaft is Raetikonstrasse 33, FL-9490 Vaduz, Principality of Liechtenstein. Classic Fund Management exercises sole voting and investment control over all 2,655,085 shares. This information is based on a Schedule 13G filed by Classic Fund Management with the Securities and Exchange Commission on February 19, 2016.
(16)	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP exercises sole voting control over 4,356,044 of these shares and sole investment control over all 4,474,707 shares. This information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2016.
(17)	The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC exercises sole voting and investment control over all 3,900,000 shares. This information is based on a Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on March 10, 2016.
(18)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 67,216 of these shares, shared voting control over 3,500 of these shares, sole investment control over 3,444,554 of these shares, and shared investment control over 67,716 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2016.

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SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2017 annual stockholders meeting no later than December 19, 2016. Proposals for possible consideration at the 2017 annual stockholders meeting must be received by us no earlier than February 4, 2017, and no later than March 6, 2017. The 2017 annual stockholders meeting is expected to take place on June 8, 2017. Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

48	RENT-A-CENTER - 2016 Proxy Statement

APPENDIX A

RENT-A-CENTER, INC. 2016 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the plan is to foster the ability of Rent-A-Center, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity and cash incentive compensation opportunities. The plan replaces the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”), but the adoption of and effectiveness of the plan will not affect the terms and conditions of any outstanding awards granted under the 2006 Plan.

2. Administration.

(a) Committee. The plan will be administered by the compensation committee of the Company’s board of directors (the “Committee”).

(b) Responsibility and Authority of Committee. Subject to the provisions of the plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (1) select the persons to whom awards will be made, (2) prescribe the terms and conditions of each award and make amendments thereto, (3) construe, interpret and apply the provisions of the plan and of any agreement or other document governing the terms of an award made under the plan, and (4) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. Notwithstanding the foregoing, the Company’s board of directors will have sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors, and reference herein to the Committee with respect to any such matters will be deemed to refer to the board of directors. In exercising its responsibilities under the plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such plan-related functions within the scope of its responsibility, power and authority on such terms and conditions as it deems appropriate; provided, however, that the Committee may not delegate authority to grant or administer awards granted to the Company’s senior executive officers.

(d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.

(e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee or subcommittee appointed by the Committee and any employee or director of the Company or of a subsidiary to whom any duty or power relating to the administration or interpretation of the plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense, including legal and other expenses incident thereto, arising out of or incurred in connection with the such person’s services under the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Eligibility. Plan awards may be made to any present or future directors, officers, employees, consultants and other personnel of the Company or a subsidiary.

4. Limitations on Plan Awards.

(a) Aggregate Share Limitations. The aggregate number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to awards granted under the plan shall not exceed 6,500,000 shares of Common Stock, and such total may be issued under the plan covering a stock option granted as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986). In applying this limitation:

(i) Any shares of Common Stock granted in connection with an award of stock options or stock appreciation rights shall be counted against this limit as one (1) share;

(ii) Any shares of Common Stock granted in connection with awards of restricted stock, restricted stock units, deferred stock or similar forms of stock award other than stock options or stock appreciation rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such awards; and

RENT-A-CENTER - 2016 Proxy Statement	A-1

(iii) No shares of Common Stock will be deemed to have been issued if (A) such shares are covered by the unexercised portion of an option that terminates, expires, or is canceled or settled in cash, or (B) such shares are forfeited or subject to awards that are forfeited, canceled, terminated or settled in cash.

(b) Individual Employee Limitations. In any calendar year, (1) no employee will be granted options and/or stock appreciation rights under the plan covering more than 800,000 shares of Common Stock; (2) no employee will be granted performance-based equity incentive awards (other than options and stock appreciation rights), as described in Section 9, covering more than 800,000 shares of Common Stock; and (3) no employee will be granted performance-based cash awards, as described in Section 9, for more than $5,000,000.

5. Stock Option Awards. Subject to the plan, the Committee may grant stock options to such persons, at such times and upon such vesting and other conditions as the Committee, acting in its discretion, may determine.

(a) Minimum Exercise Price. The purchase price per share of Common Stock covered by an option granted under the plan may not be less than the fair market value per share on the date the option is granted. If the Common Stock is listed on an established stock exchange or traded on the Nasdaq Stock Market, the fair market value per share shall be the closing sales price (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. The exercise price under an option which is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code, may not be less than 110% of the fair market value per share on the date the option is granted.

(b) Maximum Duration. Unless sooner terminated in accordance with its terms, an option will automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an option which is intended to qualify as an “incentive stock option” granted to an employee who is a 10% stockholder).

(c) Nontransferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member” (within the meaning of Item A.1.(a)(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.

(d) Manner of Exercise. An option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise and/or the satisfaction of such withholding obligations). The Committee, acting in its discretion, may permit the exercise price and withholding obligation to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.

(e) Rights as a Stockholder. No shares of stock will be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations are been made or arranged to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the shares are issued pursuant to the exercise of the option.

6. Stock Awards. Subject to the plan, the Committee may grant restricted stock, deferred stock, stock units, stock bonus and other stock awards to such persons, at such times and upon such vesting and other conditions and restrictions as the Committee, acting in its discretion, may determine.

(a) Minimum Purchase Price. The consideration payable for shares transferred pursuant to a stock award must be no less than the minimum consideration (if any) required by applicable law.

(b) Stock Certificates for Restricted Stock. Shares of restricted stock issued pursuant to a stock award may be evidenced by book entry on the Company’s stock transfer records or by a stock certificate issued in the recipient’s name and bearing an appropriate legend regarding the conditions and restrictions applicable to the shares. The Company may require that stock

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certificates for restricted shares be held in custody by the Company or a designee pending the lapse of applicable forfeiture conditions and transfer restrictions. The Committee may condition the issuance of shares of restricted stock on the recipient’s delivery to the Company of a stock power, endorsed in blank, for such shares.

(c) Stock Certificates for Vested Stock. The recipient of a stock award which is vested at the time of grant or which thereafter becomes vested will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) for the shares covered by such vested award, subject to the payment or satisfaction of applicable tax withholding obligations and, in the case of shares covered by a vested stock unit award, subject to applicable deferral conditions permitted by Section 409A of the Code.

(d) Rights as a Stockholder. Unless otherwise determined by the Committee, (1) the holder of a stock award will not be entitled to receive dividend payments (or, in the case of an award of stock units, dividend equivalent payments) with respect to the shares covered by the award and (2) the holder of shares of restricted stock may exercise voting rights pertaining to such shares. The Committee may impose vesting and deferral conditions on the payment of dividends, corresponding to the vesting and deferral conditions applicable to the corresponding stock award.

(e) Nontransferability. Except as may be specifically permitted by the Committee in connection with transfers at death or pursuant to inter vivos gifts, no outstanding stock award and no shares of stock covered by an outstanding stock award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the award or the plan. Any attempt to do any of the foregoing shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award and/or the shares.

7. Other Equity-Based Awards. The Committee may grant stock appreciation rights, dividend equivalent payment rights, phantom shares, phantom stock units, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish; provided, however that no dividend or dividend equivalent payment rights shall be attributable to awards of stock appreciation rights or stock options. The base price for a stock appreciation right granted under the plan may not be less than the fair market value per share of stock covered by the award at the time it is granted. Unless sooner termination in accordance with its terms, a stock appreciation right will automatically expire on the tenth anniversary of the date it is granted. Awards made pursuant to this section may entail the transfer of shares of Common Stock to a participant or the payment in cash or other property determined with reference to shares of Common Stock.

8. Cash Awards. The Committee may grant awards in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee and set forth in the underlying agreement, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other measurements of performance.

9. Performance-Based Equity and Cash Awards.

(a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards on the achievement of specified performance goals in accordance with this section. The Committee may also condition the grant, vesting or payment of annual and long-term cash incentive awards on the achievement of specified performance goals in accordance with this section. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee. Notwithstanding any other provision of the plan to the contrary, any dividend equivalents payable with respect to a performance-based equity award shall either be deferred and held in escrow until the achievement of the applicable performance goal(s) or automatically deemed reinvested in additional performance-based equity awards subject to achievement of the applicable performance goal(s).

(b) Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria:

(i) total revenue or any key component thereof;

(ii) operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;

(iii) cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

RENT-A-CENTER - 2016 Proxy Statement	A-3

(iv) earnings per share or earnings per share from continuing operations (basic or diluted);

(v) return on capital employed, return on invested capital, return on assets or net assets;

(vi) after-tax return on stockholders’ equity;

(vii) economic value created;

(viii) operating margins or operating expenses;

(ix) value of the Common Stock or total return to stockholders;

(x) value of an investment in the Common Stock assuming the reinvestment of dividends;

(xi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

(xii) a combination of any or all of the foregoing criteria.

A performance goal applicable to an Award may provide for a targeted level or levels of achievement measured on a GAAP or non-GAAP basis, as determined by the Committee. A performance goal also may (but is not required to) be based solely by reference to the performance of the individual, the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other companies. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals applicable to an Award. Such adjustments may include one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the applicable performance period; (7) items related to the disposal of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the applicable performance period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) items relating to changes in tax laws; (15) items relating to asset impairment charges; (16) items relating to gains or losses for litigation, arbitration and contractual settlements; or (17) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a performance-based award made in accordance with this section.

10. Minimum Vesting Period. Notwithstanding any other provision of the plan to the contrary, awards of stock options, stock appreciation rights, restricted stock units, restricted stock and dividend equivalent rights, shall not vest or be exercisable (in the case of stock options and stock appreciation rights), earlier than the date that is one year following the date the award is made; provided, however, that, notwithstanding the foregoing, (a) the Committee may provide that such restrictions may lapse or be waived upon the recipient’s death, disability or termination of service, or in connection with an “exchange transaction” (as defined in Section 12(c), below), (b) awards of stock options, stock appreciation rights, restricted stock units and restricted stock that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock that may be authorized for grant under Section 4 (as such authorized number of shares of Common Stock may be adjusted as provided under the terms of the plan) may be granted without respect to such minimum vesting provision, and (c) awards of stock options, stock appreciation rights, restricted stock units and restricted stock may be granted to non-employee directors without respect to such minimum vesting provision.

11. Prohibition on Stock Option and Stock Appreciation Right Repricing. Except as provided in Section 12, the Committee may not, without prior approval of the Company’s stockholders, effect any repricing of any previously granted “underwater” stock

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option or stock appreciation right by: (a) amending or modifying the terms of the stock option or stock appreciation right to lower the exercise price; (b) cancelling the underwater stock option or stock appreciation right and granting either (1) replacement stock options or stock appreciation rights having a lower exercise price, or (2) restricted stock, restricted stock units, or other stock-based award in exchange, or (3) cancelling or repurchasing the underwater stock options or stock appreciation rights for cash or other securities. A stock option or stock appreciation right will be deemed to be “underwater” at any time when the fair market value of the shares of Common Stock covered by such award is less than the exercise price of the award.

12. Capital Changes, Reorganization, Sale.

(a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights and other equity awards may be granted to or earned by any employee in any calendar year, the number and class of shares and the exercise price or base price per share covered by each outstanding option and stock appreciation right, and the number and class of shares covered by each outstanding deferred stock unit or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this section, in the event of an “exchange transaction” (as defined below), all optionees shall be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such exchange transaction, and any outstanding options which are not exercised before the exchange transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an exchange transaction, the stockholders of the Company receive capital stock of another corporation (“exchange stock”) in exchange for their shares of Common Stock (whether or not such exchange stock is the sole consideration), and if the Company’s board of directors, acting in its discretion, so directs, then all outstanding options shall be converted in whole or in part into options to purchase shares of exchange stock. The amount and price of such converted options shall be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of exchange stock the holders of outstanding Common Stock are entitled to receive in the exchange transaction and, unless the Company’s board of directors determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as the vesting conditions set forth in the original option agreement. The board of directors, acting in its discretion, may accelerate vesting of non-vested stock awards and other awards, provide for cash settlement of and/or make such other adjustments to the terms of any outstanding award (including, without limitation, outstanding options) as it deems appropriate in the context of an exchange transaction, taking into account, as applicable, the manner in which outstanding options are being treated.

(c) Definition of Exchange Transaction. For purposes hereof, the term “exchange transaction” means a merger (other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors, acting in its discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

(d) Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

13. Tax Withholding. As a condition to the exercise or settlement of any award, or in connection with any other event that gives rise to a tax withholding obligation on the part of the Company or a subsidiary relating to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the recipient of an award, whether or not made pursuant to the plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of stock, then, at the sole discretion of the Committee, the recipient may satisfy the applicable tax withholding obligation by electing to have the Company withhold shares of stock or by tendering previously-owned shares, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

RENT-A-CENTER - 2016 Proxy Statement	A-5

14. Amendment and Termination. The Company’s board of directors may amend or terminate the plan; provided, however, that no such action may adversely affect a holder’s rights under an outstanding award without his or her written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights or other equity swards may be granted to any employee in any calendar year, or that would modify the class of persons eligible to receive awards shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or award made hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect a holder’s rights under an outstanding award may not be made without his consent.

15. General Provisions.

(a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares will be issued under the plan.

(b) Compliance with Law. The Company will not be obligated to issue or deliver shares of stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Company’s stock may then be listed. The Company may prevent or delay the exercise of an option or stock appreciation right, or the settlement of an award and/or the termination of restrictions applicable to an award if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable laws or its own policies regarding the purchase and sale of its stock. If, during the period of any such ban or delay, the term of an affected stock option, stock appreciation right or other award would expire, then the term of such option, stock appreciation right or other award will be extended for thirty days after the Company’s removes the restriction against exercise.

(c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable, including pursuant to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Company’s stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) No Employment or other Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(e) Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

(f) Section 409A. The plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the plan shall be interpreted and administered to be in compliance therewith. Any payments described in the plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the plan during the six month period immediately following the award recipient’s “separation from service” as defined in Section 409A of the Code shall instead be paid on the first payroll date after the six-month anniversary of the recipient’s separation from service (or the recipient’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any individual under Section 409A of the Code and neither the Company nor the Committee will have any liability to any individual for such tax or penalty.

16. Governing Law. All rights and obligations under the plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.

17. Term of the Plan. The plan shall become effective on the date of adoption by the board of directors, subject to approval by the Company’s stockholders within twelve months thereafter. Unless terminated sooner by the board of directors, the plan shall terminate on the tenth anniversary of the date of adoption by the board of directors. The rights of any person with respect to an award made under the plan that is outstanding at the time of the termination of the plan shall not be affected solely by reason of the termination of the plan and shall continue in accordance with the terms of the award and of the plan, as each is then in effect or is thereafter amended.

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PROXY	PROXY

RENT-A-CENTER, lNC.

5501 HEADQUARTERS DRIVE

PLANO, TEXAS 75024

THIS PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC.

COMMON STOCK

The undersigned, hereby revoking all prior proxies, appoints Robert D. Davis and Dawn M. Wolverton jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, lnc. to be held on June 2, 2016, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED ‘‘FOR’’ EACH OF THE NOMINEES LISTED IN PROPOSAL 1, ‘‘FOR’’ PROPOSALS 2, 3, AND 4 IN THE DISCRETION OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held June 2, 2016. The Proxy Statement and our 2015 Annual

Report on Form 10-K are available at: http://www.allianceproxy.com/rentacenter/2016

1.	ELECTION OF CLASS I DIRECTORS
as set forth in the accompanying proxy statement.
The Board of Directors recommends a vote FOR the listed nominees.
		FOR	AGAINST	ABSTAIN
	01 Robert D. Davis	☐	☐	☐
	02 Steven L. Pepper	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To ratify the Audit Committee’s selection of KPMG LLP, registered independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2016, as set forth in the accompanying proxy statement.	☐	☐	☐

The Board of Directors recommends a vote “FOR” PROPOSAL 2.

CONTROL NUMBER

		FOR	AGAINST	ABSTAIN
3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐
The Board of Directors recommends a vote “FOR” Proposal 3.

		FOR	AGAINST	ABSTAIN
4.	Proposal to approve the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan.	☐	☐	☐
The Board of Directors recommends a vote “FOR” Proposal 4.

5.	In their discretion, upon such other business as may properly come before the meeting.

	I PLAN TO ATTEND				☐

The undersigned(s) acknowledges receipt of the Notice of 2016 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Please sign your name exactly as it appears below. Joint owners must sign each. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer.

Dated:	, 2016

Signature

Signature, if held jointly, or office or title held

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

401K Plan Participant votes must be received no later than 2 business days prior to the meeting date

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to

vote your proxy. Have your proxy

card available when you call.

Follow the voting instructions to

vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.